Exhibit 10.1

LEASE

64 SIDNEY STREET

Cambridge, Massachusetts

LANDLORD

UP 64 SIDNEY STREET, LLC,

a Delaware limited liability company

TENANT

AGIOS PHARMACEUTICALS, INC.

a Delaware corporation

Dated: November 17, 2017

Table of Contents/

EXHIBIT A	-	Base Lease Terms
EXHIBIT B	-	Legal Description
EXHIBIT C	-	Depiction of Premises
EXHIBIT C-1	-	Map of the Park
EXHIBIT C-2	-	Schedule of Existing Laboratory Fixtures
EXHIBIT C-3	-	Location of Additional Solvent Storage
EXHIBIT D	-	MEP Infrastructure Exclusively Serving the Premises
EXHIBIT E	-	Standard Services
EXHIBIT F	-	Rules and Regulations
EXHIBIT G	-	Construction Rules and Regulations
EXHIBIT H	-	Form of NDA with MIT
EXHIBIT I	-	Form of SNDA with Mortgagee

LEASE

ARTICLE 1

RECITALS, DEFINITIONS AND BASE LEASE TERMS

Section 1.1 Recitals.

This Lease (this “Lease”) is entered into this 17th day of November, 2017 by and between UP 64 SIDNEY STREET, LLC, a Delaware limited liability company (the “Landlord”), and AGIOS PHARMACEUTICALS, Inc., a Delaware corporation (the “Tenant”).

In consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.

Section 1.2 Definitions.

Certain terms used in this Lease shall have the meanings set forth below:

“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation the Tenant’s Tax Expense Allocable to the Premises as provided in Section 3.2; the Tenant’s Operating Expenses Allocable to the Premises in accordance with Section 3.3; amounts payable to Landlord for separately submetered utilities and services pursuant to Section 3.4; amounts payable for special services pursuant to Section 3.5; and the Landlord’s share of any sublease or assignment proceeds pursuant to Section 6.8.

“Annual Fixed Rent”—See Exhibit A and Section 3.1.

“Broker” – Jones Lang LaSalle New England LLC, and CBRE, New England. See Section 12.8.

“Building” – See Exhibit A.

“Common Areas” - See Section 2.2.

“Declaration of Covenants” – See Section 2.3(c)

“Default Interest Rate” - see Section 9.6.

“Excusable Delay” means any delay in the satisfaction of the conditions in question to the extent the same is a consequence of External Causes including, without limitation, any governmental embargo restrictions, or actions or inactions of local, state or federal governments (such as, without limitation, any delays in issuing building permits, certificates of occupancy or other similar permits or certificates without the fault of either party).

“External Causes” means, when referring to a party’s responsibilities under this Lease, collectively Acts of God, war, civil commotion, terrorism, fire, flood or other casualty, strikes or other extraordinary labor difficulties or shortages of labor or materials or equipment in the ordinary course of trade, extraordinary weather conditions, government order or regulations or other cause not reasonably within the control of such party, and not due to the fault or neglect of such party. In no event shall financial inability be deemed to be an External Cause.

“Laboratory Fixtures” – See Section 2.1(b) and Exhibit C-2.

“Land” means the parcel of land situated in Cambridge, Massachusetts, described in Exhibit B.

“Landlord’s Address for Notices”

UP 64 Sidney Street, LLC

c/o Forest City Enterprises, Inc.

1130 Terminal Tower

50 Public Square

Cleveland, Ohio 44113-2203

Attention: General Counsel

with copies to:

Forest City Commercial Management, Inc.

38 Sidney Street

Cambridge, Massachusetts 02139-4234

Attention: General Manager

“Landlord’s Work” – See Section 2.1

“Leasehold Improvements” – See Exhibit E-1.

“Lease Commencement Date”—See Exhibit A and Section 2.5.

“Lease Year” – A one year period commencing on the Rent Commencement Date (provided, however, that if the Rent Commencement Date does not occur on the first day of a month, the first Lease Year shall end on the last day of the month in which the anniversary of the Rent Commencement Date occurs); each subsequent Lease Year shall consist of one calendar year beginning on the day immediately following the expiration of the prior Lease Year.

“Park” – The buildings and associated land located from time to time within University Park at MIT, as such area is depicted on Exhibit C-1.

“Parking Passes” – See Exhibit A

“Pedestrian Bridge”—The elevated walkway suspended between the fourth (4th) floor of the Building and the fourth (4th) floor of the adjacent building located at 88 Sidney Street (the “88 Sidney Street Building”) as depicted on Exhibit C-1 attached hereto, in which 88 Sidney Street Building Tenant leases premises from Landlord’s affiliate, Forest City 88 Sidney, LLC as landlord thereunder.

“Permitted Uses”—See Exhibit A.

“Premises”—See Exhibit A.

“Property” – The Land and the Building.

“Removable Alterations” - See Section 4.2.

“Rules and Regulations” - See Section 6.3 and Exhibit F.

“Tenant’s Original Address” – See Exhibit A.

“Tenant’s Work” – See Section 4.3.

“Term” – See Exhibit A.

Section 1.3 Base Lease Terms.

The Base Lease Terms are set forth on Exhibit A, attached.

ARTICLE 2

PREMISES AND TERM

Section 2.1 Premises and Delivery.

(a) The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises, the exclusive use of the Pedestrian Bridge, and the right to the nonexclusive use in common with other tenants, the common stairways and stairwells, elevators and elevator wells, boiler room, sprinklers, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common other parts of the Building. If the Premises at any time includes less than the entire rentable floor area of any floor of the Building, the Premises shall also exclude the common corridors, vestibules, elevator lobby, lavatories, and freight elevator vestibule located on such floor. Landlord shall deliver the Premises in its current condition (as more fully set forth below) on or about the Lease Commencement Date, and shall provide Tenant with evidence of the decommissioning of the Premises by the prior tenant.

(b) Landlord shall deliver the Premises to Tenant in its current condition (as more fully set forth below), “AS IS” and “WHERE IS,” including all existing laboratory case work therein as more fully described in the inventory attached hereto as Exhibit C-2 (the “Laboratory Fixtures”), with all debris removed, and decommissioned as certified by a certified industrial hygienist consistent with the requirements of applicable laws and regulations. Tenant acknowledges that, except as expressly set forth in this Lease, it is accepting the Premises in its current condition with no expectation or covenant that Landlord will or should perform or contribute toward the cost of any leasehold improvements required to prepare the Premises for Tenant’s occupancy. As used herein, “current condition” with respect to the Premises means that Landlord agrees to deliver the Premises with the following in good operating condition and repair (i) the dedicated mechanical systems (HVAC, electrical, life safety, plumbing) as more fully set forth in Exhibit E attached hereto (the “Dedicated MEP Systems”); (ii) dedicated PH neutralization, vacuum, and tepid water systems; and (iii) such existing systems that may be shared by other tenants in the Building (the “Shared Systems”), provided Tenant, as part of Operating Expenses, shall reimburse Landlord for the costs to operate Shared Systems and the costs shall be pro-rated based on each tenant’s use.

Section 2.2 - Appurtenant Rights.

(a) The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others, subject to the Rules and Regulations (as defined in Section 6.3): (i) the entry, vestibules and main lobby of the Building, the common stairways, elevators, sprinkler rooms, mechanical rooms, electric and telephone closets, and the pipes, sprinklers, ducts, conduits, wires and appurtenant fixtures and equipment serving the Premises in common with others, (ii) common walkways and driveways situated upon the Land that are necessary or reasonably convenient for access to the Building, (iii) access to, and use of in common with other tenants of, loading and receiving areas and freight elevators, and electrical and telephone closets, all subject to Rules and Regulations then in effect, and (iv) if the Premises at any time includes less than the entire rentable floor area of any floor, the common corridors, vestibules, elevator lobby, lavatories, and freight elevator vestibule located on such floor (collectively, the “Common Areas”). Tenant shall have 24 hour, seven day per week access to the Premises, freight loading docks and freight elevators, subject to the provisions of this Lease and interruption for External Causes, casualty and condemnation. After-hours Building access shall be provided via a CCure card reader access system. Landlord shall provide Tenant with all equipment necessary for such after-hours access.

(b) The Tenant shall have, as appurtenant to the Premises, and for so long as Tenant shall be a tenant of the 88 Sidney Street Building, the exclusive right and license to use, upon and subject to all the terms, covenants, and conditions hereof, the Pedestrian Bridge, provided that Landlord shall be responsible for the repair and maintenance thereof in a good condition, at Tenant’s sole cost and expense (except that Tenant shall not be responsible for any costs associated with structural repairs and maintenance of the structural portions of the Pedestrian Bridge, which shall be at Landlord’s sole cost and expense), and Tenant shall be responsible for payment of all utility services used therein pursuant to Section 3.4, and one hundred percent (100%) of Operating Expenses allocable thereto.

(c) The Tenant shall have, as appurtenant to the Premises, the parking rights set forth in Section 2.4.

(d) Subject to Section 4.1 with respect to installation requirements, Tenant shall have the right, at no additional rental cost, to install heating, ventilation and air conditioning equipment, generators, antennas, satellite dishes and other equipment on the roof of the Building in areas that in aggregate do not exceed Tenant’s proportionate share of roof area of the Building, in each case in locations designated by Landlord. Any such equipment installed by Tenant shall be for Tenant’s own use and shall be subject to (i) Landlord’s approval regarding location and installation specification, and such requirements intended to any specifications arising from the roof warranty, including the requirement to use such contractor(s) as Landlord may specify for such work, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) applicable City of Cambridge and other legal requirements. Tenant shall be responsible for all costs relating to the installation, maintenance and removal of such equipment installed by Tenant on the Building roof.

Section 2.3 Landlord’s Reservations.

(a) The Landlord reserves the right from time to time, without unreasonable interference with the Tenant’s use, to alter or modify the Common Areas, provided that (i) the Landlord gives the Tenant reasonable advance written notice of any contemplated alterations or modifications which are reasonably likely to affect Tenant’s rights hereunder in any material way, (ii) any such actions are effected in a good and workmanlike manner, and (iii) such alterations or modifications do not impair Tenant’s access to the Premises or its practical use and enjoyment thereof or of the Appurtenant Rights.

(b) In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable interruption of Tenant’s use and access to the Premises (and in any event during the existence of an emergency) (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, the pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property, provided that, to the extent practicable such installations, replacements or relocations in the Premises shall be placed above ceiling surfaces, below floor surfaces, or to the outside of the interior face of perimeter walls and provided that substitutions are substantially equivalent or better for Tenant’s use of the Premises consistent with the Permitted Use; (ii) to name or change the name of the Building, and (iii) to grant easements and other rights with respect to the Property.

Section 2.4 Parking Passes.

From and after the Lease Commencement Date, the Landlord shall provide Parking Passes (as defined in Exhibit A) for use by the Tenant’s employees, business invitees and visitors in accordance with the provisions of this Section 2.4. The Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the Rules and Regulations with respect to the use of the parking facilities provided by the Landlord pursuant to this Lease. The Landlord acknowledges that it is the Landlord’s responsibility to assure Tenant that holders of Parking Passes who comply with the Rules and Regulations are able to park their motor vehicles in the designated parking facilities within the Park. The Tenant acknowledges that the parking facilities within the Park may be owned by an entity other than Landlord. In no event are Parking Passes transferable other than to the holder, from time to time, of the tenant’s interest under this Lease or a subtenant that has been demised all or a portion of the Premises in conformity with the requirements of this Lease. Parking Passes are limited to use by employees of either of the foregoing.

Charges for Tenant’s parking privileges hereunder shall be at current monthly parking rates (which rates shall be consistent with rates in parking facilities of comparable quality at mixed-use office/research parks in East Cambridge/Kendall Square/Cambridgeport), and shall constitute Additional Rent and shall be payable monthly to Landlord at the time and in the fashion in which Annual Fixed Rent under this Lease is payable.

Upon written request from time to time, and subject to availability (as determined by Landlord in its sole discretion), Tenant may obtain additional Parking Passes on a month-to-month basis (i.e. terminable by either party on 30 days’ prior written notice), which additional Parking Passes shall be provided to Tenant on all of the terms and conditions of this Article 2 except as expressly set forth in this sentence.

At any time during the Term Landlord shall have the right to assign Landlord’s obligations to provide parking, as herein set forth, together with Landlord’s right to receive Additional Rent for such parking spaces as herein provided, to a separate entity created for the purpose of providing the parking privileges set forth herein. In such event, Landlord and Tenant agree to execute and deliver appropriate documentation, including documentation with the new entity, reasonably necessary to provide for the new entity to assume Landlord’s obligations to provide the parking privileges to Tenant as specified herein and for the Tenant to pay the Additional Rent attributable to the parking privileges directly to the new entity. Landlord shall, however, remain primarily liable for the provision of Tenant’s parking privileges.

Section 2.5 Lease Commencement Date and Term.

The Lease Commencement Date shall be as set forth on Exhibit A.

Section 2.6 Extension Options.

Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant, and that Tenant (or a successor entity resulting from one or more Permitted Transfers, as defined Section 6.8) is, as of the date of exercise of its rights under this Section 2.6, in occupancy of at least seventy-five percent (75%) of the Premises for its own business purposes, the Tenant shall have the right to extend the Term hereof for two (2) consecutive periods of five (5) years (the first such period being the “First Extension Term,” the second such period being the “Second Extension Term” and, together with the First Extension Term, the “Full Extension Term”) on the following terms and conditions:

(a) Such right to extend the Term shall be exercised by the giving of notice by Tenant to Landlord at least nine (9) months prior to the expiration of the Initial Term or First Extension Term, as applicable (the “Extension Notice Deadline Date”). Upon the giving of such notice on or before the Extension Notice Deadline Date, this Lease and the Term hereof shall be extended for an additional term, as specified above, without the necessity for the execution of any additional documents except a document memorializing the Annual Fixed Rent for the applicable

Extension Term to be determined as set forth below. Time shall be of the essence with respect to the Tenant’s giving notice to extend the Term on or before the Extension Notice Deadline Date. In no event may the Tenant extend the Term under this Section 2.6 for more than ten (10) years after the expiration of the Initial Term, unless Landlord and Tenant shall mutually agree to such an extension.

(b) The First Extension Term and the Second Extension Term shall be upon all the terms, conditions and provisions of this Lease, except the Annual Fixed Rent during each such Extension Term shall be the then Fair Market Rent of the Premises for such Extension Term, to be determined under this Section 2.6.

(c) For purposes of the First Extension Term and Second Extension Term described in this Section 2.6, the Fair Market Rent of the Premises shall mean the then current fair market annual rent for leases of other space of a comparable nature and quality similarly improved, so as to provide Landlord, on a net basis, the same as it would receive upon a re-letting at fair market value, taking into account all relevant factors including comparable building age, quality, level of finish, proximity to amenities and public transit, the condition to which such premises have been improved (excluding Removable Alterations) and the economic terms and conditions specified in this Lease that will be applicable thereto, including the savings, if any, due to the absence or reduction of brokerage commissions. The Landlord and Tenant shall endeavor to agree upon the Fair Market Rent of the Premises within thirty (30) days after the Tenant has exercised an option for an Extension Term. At any time upon request within six (6) months prior to the Extension Notice Deadline Date, Landlord shall provide its determination of the Fair Market Rent of the Premises, and Tenant shall thereafter within thirty (30) days of receipt thereof have the right to extend the Term at such determination of the Fair Market Rent of the Premises and otherwise in accordance with this Section 2.6. If the Fair Market Rent of the Premises is not agreed upon by the Landlord and the Tenant within this time frame, each of the Landlord and the Tenant shall retain a real estate professional with at least ten (10) years continuous experience in the business of appraising or marketing similar commercial real estate in the Cambridge, Massachusetts area who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Fair Market Rent. The Landlord and the Tenant shall simultaneously exchange such reports; provided, however, if either party has not obtained such a report within forty-five (45) days after the last day of the thirty (30) day period referred to above in this Section 2.6, and such party fails within an additional fifteen (15) days of notice of such failure, then the determination set forth in the other party’s report shall be final and binding upon the parties. If both parties receive reports within such time and the lower determination is within ten percent (10%) of the higher determination, then the average of these determinations shall be deemed to be the Fair Market Rent for the Premises. If these determinations differ by more than ten percent (10%), then the Landlord and the Tenant shall mutually select a person with the qualifications stated above (the “Final Professional”) to resolve the dispute as to the Fair Market Rent for the Premises. If the Landlord and the Tenant cannot agree upon the designation of the Final Professional within ten (10) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Final Professional. Within ten (10) days of the selection of the Final Professional, the Landlord and the Tenant shall each submit to the Final Professional a copy of their respective real estate professional’s determination of the Fair Market Rent for the Premises. The Final Professional shall then, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to the Fair Market Rent (the “Final Professional’s Valuation”). The Final Professional shall give notice of the Final Professional’s Valuation to the Landlord and the Tenant and such decision shall be final and binding upon the Landlord and the Tenant. In the event that the commencement of either of the First Extension Term or Second Extension Term occurs prior to a final determination of the Fair Market Rent therefor (the “Extension Rent Determination Date”), then the Tenant shall pay the Annual Fixed Rental at the then applicable Fixed Rental Rate(the “Interim Rent”). If the Annual Fixed Rent as finally determined for such Extension Term is determined to be greater than the Interim Rent, then the Tenant shall pay to the Landlord the amount of the underpayment for the period from the end of the Initial Term of this Lease until the Extension Rent Determination Date within thirty (30) days of the Extension Rent Determination Date. If the Annual Fixed Rent as finally determined for the Extension Term is determined to be less than the Interim Rent, then the Landlord shall credit the amount of such overpayment against the monthly installments of Annual Fixed Rent coming due after the Extension Rent Determination Date, but if the amount of such overpayment is greater than one (1) monthly installment of Annual Fixed Rent, then such amount shall be refunded to Tenant.

Section 2.7 Right of First Offer.

Subject to the provisions of this Section 2.7, Tenant shall have a one-time right of first offer for all or any portion of the fifth (5th) floor of the Building which may hereafter become vacant and available (the “First Offer Space”). Landlord shall notify Tenant of the terms on which Landlord intends to offer to lease the First Offer Space (“Landlord’s ROFO Notice”), and the Annual Fixed Rent shall be at the then current Fair Market Rent taking into account all relevant factors. Within five (5) business days after receipt of Landlord’s ROFO Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s ROFO Notice, or (ii) unconditionally and irrevocably accept Landlord’s offer to lease such space for Tenant’s own use on the terms set forth in Landlord’s ROFO Notice. If Tenant fails to timely respond as aforesaid, such failure shall be deemed Tenant’s rejection of Landlord’s ROFO Notice. In the event Tenant exercises its right to the First Offer Space, Landlord and Tenant hereby agree to amend those provisions of this Lease which are necessarily affected by the increase in the rentable area and leaving all other provisions of this Lease in full force and effect without modification. After Tenant takes possession of the First Offer Space, the term “Premises” as used in this Lease, shall be deemed to refer to and include the First Offer Space.

If Landlord’s ROFO Notice is rejected under clause (i) above (or deemed rejected through Tenant’s failure to timely respond), then Landlord may enter into a lease for the First Offer Space providing for an effective Annual Fixed Rent equal to or less than seven and one-half percent (7.5%) less than that specified in Landlord’s ROFO Notice. For clarity, in the event that the Landlord proposes to enter into a lease for the First Offer Space providing for an effective Annual Fixed Rent greater than seven and one-half percent (7.5%) less than that specified in Landlord’s ROFO Notice, Landlord shall notify Tenant of such terms by sending an additional Landlord’s ROFO Notice that will be subject to the terms of the preceding paragraph.

ARTICLE 3

RENT AND OTHER PAYMENTS

Section 3.1 Annual Fixed Rent.

The Annual Fixed Rent applicable to the Premises during the Term shall be as set forth on Exhibit A, and as set forth herein. On the Rent Commencement Date and on the first day of each month thereafter, the Tenant shall pay, without notice or demand, monthly installments of one twelfth (1/12) of the Annual Fixed Rent in effect in advance for each full calendar month of the Term following the Rent Commencement Date and a corresponding fraction of said one twelfth (1/12) for any fraction of a calendar month at the Commencement Date or end of the Term. The Annual Fixed Rent applicable to the Premises during the Term shall be as set forth in Exhibit A. Beginning with the second Lease Year, and on each subsequent anniversary thereafter, Annual Fixed Rent for the Premises shall increase to an amount equal to one hundred three percent (103%) of the Annual Fixed Rent immediately preceding such anniversary.

Section 3.2 Real Estate Taxes.

From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Tax Expenses Allocable to the Premises (as such term is hereinafter defined) in accordance with this Section 3.2. The terms used in this Section 3.2 are defined as follows:

(a)	“Tax Year” means the 12-month period beginning July 1 each year or if the appropriate governmental tax fiscal period shall begin on any date other than July l, such other date.

(b)	“The Tenant’s Tax Expense Allocable to the Premises” means (i) that portion of the Landlord’s Tax Expenses for a Tax Year which bears the same proportion thereto as the Rentable Floor Area of the Premises (from time to time) bears to the Total Rentable Floor Area of the Building and (ii) in the event that the Premises are improved to a standard which is higher than other portions of the Property and the Property is re-assessed at a higher value, such portion of the Real Estate Taxes on the Property with respect to any Tax Year as is appropriate so that the Tenant bears the portion of the Real Estate Taxes which are properly allocable to the Premises, as reasonably determined by Landlord using good faith commercially reasonable judgment based on assessment values and other information with respect to the Premises and the Building made available by the assessing authorities (Landlord’s determination of such allocation shall take into account the rate of appreciation, if any, of real property in the City of Cambridge from the date of the prior assessment to the date of the new assessment, and the portion of any increased assessment on the Property which is allocable to any such general increase in the value of the real property in the City of Cambridge shall not be allocated disproportionately to Tenant).

(c)	“The Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes on the Property with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(d)	“Real Estate Taxes” means (i) all real property taxes and non-voluntary special assessments assessed by any governmental authority on the applicable property, but excluding any income taxes payable by Landlord as a result of payments made to Landlord by Tenant or any other tenant at the Property; and (ii) reasonable expenses of any proceedings for abatement of such taxes or special assessments. Any special assessments to be included within the definition of “Real Estate Taxes” shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law) required to be paid during the Tax Year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, excess profit, franchise and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes.”

Payments by the Tenant on account of the Tenant’s Tax Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent and shall be in an amount of the greater of (i) one-twelfth (1/12th) of the Tenant’s Tax Expenses Allocable to the Premises for the current Tax Year as reasonably estimated by the Landlord, or (ii) an amount reasonably estimated by any ground lessor of the Land or holder of a first mortgage on the Property, to be sufficient, if paid monthly, to pay the Landlord’s Tax Expenses on the dates due to the taxing authority.

Not later than ninety (90) days after the Landlord’s Tax Expenses are determinable for the first Tax Year of the Term or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, the Landlord shall render the Tenant a statement in reasonable detail showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Property, and any abatements or refunds of such taxes. Expenses incurred in obtaining any tax abatement or refund may be charged against such tax abatement or refund before the adjustments are made for the Tax Year. If at the time such statement is rendered it is determined with respect to any Tax Year, that the Tenant has paid (i) less than the Tenant’s Tax Expenses Allocable to the Premises or (ii) more than the Tenant’s Tax Expenses Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amount of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Tax Expenses Allocable to the Premises next thereafter coming due (or refund such overpayment within thirty (30) days if the Term has expired and the Tenant has no further obligation to the Landlord).

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by the Landlord shall be rendered and payments made on account of such installments. Notwithstanding the foregoing provisions, no decrease in Landlord’s Tax Expenses with respect to any Tax Year shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Building, rather than to a reduction in the assessed value of the Property as a whole or a reduction in the tax rate. Landlord shall, upon Tenant’s request therefor, provide Tenant with copies of all applicable tax bills, statements, records and the like, as well as copies of Landlord’s calculations and all other relevant information.

Section 3.3 Operating Expenses.

From and after the Commencement Date, during the Term the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises, as hereinafter defined, in accordance with this Section 3.3. The terms used in this Section 3.3 are defined as follows:

(a)	“The Tenant’s Operating Expenses Allocable to the Premises” means that portion of the Operating Expenses for the Property which bears the same proportion thereto as the Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Building.

(b)

“Operating Expenses for the Property” means Landlord’s reasonable cost of operating, cleaning, maintaining and repairing the Property, and shall include without limitation, the cost of services on Exhibit E; premiums for insurance carried pursuant to Section 7.4; the amount deductible from any insurance claim actually made by Landlord during the time period in question (which amount is currently $50,000.00, and which amount may be increased during the Term and any Extension Term provided such increase is reasonable and customary); reasonable compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons (University Park/Building general manager and below, provided that such charges shall be prorated to reflect the percentage of rentable square feet of the Building as compared to all of the commercial rentable square feet at University Park) directly engaged in the operating, maintaining or cleaning of the Property; interior landscaping and maintenance; steam, water, sewer, gas, oil, electricity, telephone and other utility charges (excluding such utility charges either separately metered or separately chargeable to tenants for additional or special services and those charges related to the cost of operating base Building equipment not used by Tenant, cost of providing conditioned water for HVAC services; cost of building and cleaning supplies; the costs of routine environmental management programs operated by Landlord; market rental costs for equipment used in the operating, cleaning, maintaining or repairing of the Property, or the applicable fair market rental charges in the case of equipment owned by the Landlord; cost of cleaning; cost of maintenance, repairs and replacements; cost of snow removal; cost of landscape maintenance; security services; payments under service contracts with independent contractors; management fees at market rates; the cost of any capital improvement either required by law or regulation or which reduces the Operating Expenses for the Property or which improves the management and operation of the Property in a manner acceptable to Tenant, which cost shall be amortized in accordance with generally accepted accounting principles together with interest on the unamortized balance calculated at the rate from time to time announced by Bank of America, N.A. as its prime rate; charges reasonably allocated to the Building for the operating, cleaning, maintaining and repairing of University Park common areas and amenities; and all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance and repair of the Property. If, for any reason portions of the Rentable Area of the Building not included in the Premises were not occupied by tenants or the Landlord was not supplying all tenants with the services being supplied under the Lease or any tenants in the Building were supplied with a lesser level of standard services than those supplied to the Tenant under this Lease, Landlord’s Operating Expenses for the Property shall include the amounts reasonably determined by Landlord which would have been incurred if ninety-five percent (95%) of the rentable area in the Building were occupied and were supplied with the same level of standard services as supplied to the Tenant under this Lease. If the Tenant provides written notice to the Landlord of deficiencies in the performance of cleaning services within the Premises provided pursuant to the terms of this Lease, then Landlord shall have thirty (30) days within delivery of such notice to remedy the deficiencies identified by the Tenant. If such deficiencies have not been resolved to the reasonable satisfaction of the Tenant within such thirty (30) day period, then the Tenant shall have the ability to enter into its own contract with a vendor of its own choosing to provide cleaning services to the Premises. In the event that the Tenant does enter into such a contract with a vendor to provide cleaning services to the Premises, the Tenant shall notify the Landlord prior to the commencement of such cleaning services, which notice shall include the commencement date of such services, and the Operating Expenses charged to the Tenant from the commencement date through the remainder of the Term of this Lease shall not include any charges related to cleaning services of the Premises.

(c)	Tenant shall supply its own cleaning and rubbish removal for its laboratory spaces (and shall have the option to supply its own cleaning of Tenant’s office areas, with an equitable adjustment of Tenant’s payments on account of Operating Expenses).

Operating Expenses for the Property shall not include the following: the Landlord’s Tax Expense; cost of repairs or replacements (i) resulting from eminent domain takings, (ii) to the extent reimbursed by insurance, or (iii) required, above and beyond ordinary periodic maintenance, to maintain in serviceable condition the major structural elements of the Building, including the roof, exterior walls and floor slabs; replacement or contingency reserves; ground lease rents or payment of debt obligations; costs incurred due to negligent acts or omissions of Landlord, Landlord’s agents, contractors or employees, or any other tenant of the Building; legal and other professional fees for matters not relating to the normal administration and operation of the Property; promotional, advertising, public relations or brokerage fees and commissions paid in connection with services rendered for securing or renewing leases; lease up and tenant improvement costs for space other than the Premises in the Building; costs of capital improvements not permitted hereinabove; and separately metered or sub metered utilities for other tenants in the Building. The Landlord’s Operating Expenses shall be reduced by the amount of any proceeds, payments, credits or reimbursements which the Landlord receives from sources other than tenants and which are applicable to such Operating Expenses for the Property.

Payments by the Tenant for its share of the Operating Expenses for the Property shall be made in monthly installments of one-twelfth (1/12th) of Tenant’s share of Operating Expenses. The amount so to be paid to the Landlord shall be an amount from time to time reasonably estimated by the Landlord to be sufficient to aggregate a sum equal to the Tenant’s share of the Operating Expenses for the Property for each calendar year.

Not later than ninety (90) days after the end of each calendar year or fraction thereof during the Term or fraction thereof at the end of the Term, the Landlord shall render the Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of the Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Property and the Tenant’s Operating Expenses Allocable to the Premises. Said statement to be rendered to the Tenant also shall show for the preceding calendar year or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by the Tenant. If at the time such statement is rendered it is determined with respect to any calendar year, that the Tenant has paid (i) less than the Tenant’s Operating Expenses Allocable to the Premises or (ii) more than the Tenant’s Operating Expenses Allocable to the Premises, then, in the case of (i) the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of (ii) the Landlord shall credit the amount of such overpayment against the monthly installments of the Tenant’s Operating Expenses Allocable to the Premises next thereafter coming due (or refund such overpayment within thirty (30) days if the Term has expired and the Tenant has no further obligation to the Landlord).

Tenant may, after ten (10) days’ prior written notice to Landlord given within one hundred twenty (120) days of Landlord’s delivery to Tenant of a statement of Operating Expenses for the Property, during Landlord’s regular business hours and at Tenant’s sole cost and expense, inspect Landlord’s books and records relating to Operating Expenses and Real Estate Taxes for the Property. Such books and records shall be made available at the Property, unless such books and records are regularly kept in Cleveland, Ohio , in which case they will be made available for Tenant’s inspection in Cleveland, Ohio. Tenant shall keep all information relating to Operating Expenses for the Property strictly confidential and shall in no event, whatsoever, disclose such information to any third party other than to Tenant’s attorneys and accountants in connection with proceedings concerning this Lease. Landlord’s statement shall by notice of Tenant to Landlord given within thirty (30) days of the expiration of the aforesaid one hundred twenty (120) day period. If it is determined that Landlord’s statement has overstated the Operating Expenses for the Property for any calendar year by more than four percent (4%) then Landlord shall reimburse Tenant for its reasonable audit costs incurred in connection with this paragraph. In the event that Tenant uses a third party to assist with the audit, such third party shall be a certified public accounting firm that is not engaged on a contingency basis.

Section 3.4 Utility Charges.

During the Term, the Tenant shall pay directly to the provider of the service all separately metered charges for steam, heat, gas, electricity, fuel and other services and utilities furnished to the Premises, and shall pay to Landlord as Additional Rent its pro rata share of water, sewer and other services and utilities which shall be prorated to reflect Tenant’s proportional usage based upon Tenant’s proportional occupancy of the Building.

Section 3.5 Above Standard Services.

If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those described in Exhibit E, the Tenant shall pay to the Landlord, as Additional Rent, the amount billed by Landlord for such services at Landlord’s standard rates as from time to time in effect. The cost of such services shall not be deemed to be Operating Expenses for the Property as described in Section 3.3. If the Tenant has requested that such services be provided on a regular basis, the Tenant shall, if requested by the Landlord, pay for such services at their actual cost to Landlord, including, without limitation, a reasonable overhead component, at the time and in the fashion in which Annual Fixed Rent under this Lease is payable. Otherwise, the Tenant shall pay for such additional services within thirty (30) days after receipt of an invoice from the Landlord.

Section 3.6 No Offsets.

Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction except as specifically permitted herein.

Section 3.7 Net Lease.

It is understood and agreed that this Lease is a net lease and that the Annual Fixed Rent is absolutely net to the Landlord excepting only the Landlord’s obligations to pay any debt service or ground rent on the Property, to provide the Landlord’s services, and to pay the real estate taxes and operating expenses which the Tenant is not required to pay under this Lease.

ARTICLE 4 ALTERATIONS

Section 4.1 Consent Required for Tenant’s Alterations.

The Tenant shall not make alterations or additions to the Premises except in accordance with complete, coordinated construction plans and specifications therefor first approved by the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Except as otherwise provided in Section 4.2, Landlord agrees to state in writing simultaneously with its granting of any approval concerning any alteration or addition to the Premises the extent to which Tenant will need to remove the alteration or addition at issue upon the expiration or earlier termination of the Term. There will be no charge for Landlord’s review of Tenant’s plans, specifications and construction, except for Landlord’s reasonable, third party, out-of-pocket expenses, which, as provided in Section 4.5 herein, with respect to the Initial Leasehold Improvements, shall not exceed Five Thousand and 00/100 Dollars ($5,000.00). Notwithstanding the foregoing, the Tenant may, from time to time without the Landlord’s prior consent and at the

Tenant’s own expense, make interior non-structural alterations affecting only the interior of the Premises, and not affecting Building systems, costing less than $50,000.00 in any one instance (or in the aggregate with respect to related alterations) without Landlord’s prior written consent, but subject to the other terms of this Lease, and provided that Tenant provides notice of such alterations within a reasonable time after the completion of the same. The Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (i) would adversely affect any structural or exterior element of the Building, (ii) would adversely affect the general utility of the Building for use by existing tenants or prospective future tenants thereof, (iii) would affect the exterior appearance of the Building in a manner which is not acceptable to the Landlord, in its sole discretion, (iv) will require unusual expense to readapt the Premises to normal use as laboratory space; or (v) would adversely affect existing mechanical or electrical, plumbing, HVAC or other systems in the Building, in each case, with respect to clauses (i)-(v), as reasonably determined by the Landlord in its sole discretion. The Landlord shall not be deemed unreasonable in delaying the approval of any alterations or additions to the extent that Landlord reasonably requires consultation with third party architects or engineers to review the plans for such work. In any notice withholding approval the Landlord shall specify, in reasonable detail, the nature of the Landlord’s objection. Neither the Landlord’s failure to object to any proposed alterations or additions, nor the Landlord’s approval of any plans and specifications furnished by Tenant to Landlord, shall be construed as superseding in any respect, or as a waiver of Landlord’s right to enforce, the Tenant’s obligation to fulfill all of the terms and conditions of this Lease applicable to any work contemplated thereby. All alterations and additions to the Premises shall be designed in reasonable accordance with the Building design standards promulgated by Landlord from time to time.

Promptly following the performance of any alterations or additions to the Premises which exceed the foregoing monetary threshold of Fifty Thousand Dollars ($50,000.00) set forth in this Section 4.1 requiring Landlord’s reasonable approval, the Tenant shall furnish Landlord an “as built” set of plans and specifications for the Premises and a report evidencing the completion of air balancing (to the extent such alterations or additions affected air balancing), in a format reasonably requested by the Landlord.

Notwithstanding anything to the contrary contained in this Section 4.1, if any of the Tenant’s proposed alterations and/or additions affect the roof of the Building, the following additional conditions shall apply:

(a) Such alterations and changes will not in any way interfere with the proper functioning of, and Landlord’s access to, equipment located on the roof of the Building or exceed roof loading requirements; and

(b) Adequate measures are taken to reduce the visibility and noise of mechanical equipment, antennae and dishes consistent with the appearance and design scheme required by the Rules and Regulations and any applicable laws, ordinances or regulations of the City of Cambridge.

Section 4.2 Ownership of Alterations.

All alterations and additions shall be part of the Building and owned by the Landlord; provided, however, that the Landlord may require removal by the Tenant of all or any portion of any specialized alterations and additions made to the Premises. For purposes of the foregoing, “specialized alterations and additions” shall mean any alterations or additions which are not conventionally installed by tenants of spaces used for the Permitted Uses but shall not, by way of example, include affixed lab benches and fume hoods. Landlord shall specify such items at the time of its approval of their installation. All movable equipment, trade fixtures and furnishings not attached to the Premises, including, without limitation, all autoclaves, glass washers, cold rooms, biosafety cabinets and freestanding lab equipment and lab benches, but not including the Laboratory Fixtures (which are the property of Landlord and shall remain in the Premises at the expiration or earlier termination of this Lease), shall remain the personal property of the Tenant and shall be removed by the Tenant upon expiration or earlier termination of this Lease.

Any alterations and additions, if required to be removed upon the termination or expiration of this Lease as hereinabove provided, shall be removed by the Tenant with reasonable care and diligence, including the capping off of all utility connections behind the adjacent interior finish, and the restoration of such interior finish to the extent necessary so that the Premises are left with complete wall, ceiling and floor finishes.

Section 4.3 Construction Requirements for Alterations.

All construction work performed by or on behalf of the Tenant (“Tenant’s Work”) shall be done in a good and workmanlike manner employing only first class materials and in compliance with the Rules and Regulations (as defined in Section 6.3) that apply to construction, and with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. The Landlord or Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times and shall give notice of observed defects. Tenant’s Work and the installation of furnishings shall always be coordinated in such manner as to maintain harmonious labor relations on the Property and not to damage the Building or interfere with Building construction or operation. Tenant’s Work shall be performed by contractors or workmen first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold, condition or delay (Landlord shall provide its written consent or written notice of its reason for withholding consent within ten (10) days of any request for consent from Tenant). The Tenant, before starting any work, shall receive and comply with the Construction Rules and Regulations attached hereto as Exhibit G and shall (i) cause the Tenant’s contractors to comply therewith; (ii) obtain “builder’s risk” coverage (in an amount that is reasonable given the quality and quantity of the work to be undertaken) to enhance the insurance coverage otherwise required to be carried by the Tenant hereunder; (iii) secure all licenses and permits necessary for such work; (iv) deliver to the Landlord a statement of the names of its general contractor (or construction manager) and subcontractors (x) who will be performing work with a value in excess of $50,000.00, (y) who are to perform electrical or plumbing work; or (z) are otherwise to perform work that will affect the structure or base building systems of the Building, and the estimated cost to design and construct any Tenant’s Work; (v) except with respect to the Initial Leasehold Improvements, provide security satisfactory to the Landlord in its reasonable discretion and consistent with the security requirements for comparable work in comparable buildings in the Cambridge market protecting the Landlord against liens arising out of the furnishing of such labor and material; and (vi) cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors’ employees and commercial general liability insurance on an occurrence basis with limits of $1,000,000 (individual) and $3,000,000 (occurrence) covering personal injury and death and property damage (all such insurance to be written in companies approved reasonably by the Landlord and insuring the Landlord, such individuals and entities affiliated with the Landlord as the Landlord may designate, any ground lessor or mortgagee that the Landlord may designate, and the Tenant as well as the contractors and to contain a requirement for at least thirty (30) days’ notice to the Landlord prior to cancellation, nonrenewal or material change), and deliver to the Landlord certificates of all such insurance prior to the commencement of the applicable Tenant’s Work. Tenant shall reimburse the Landlord within 30 days after invoice for any reasonable out-of-pocket third-party expenses, which, as provided in Section 4.5 herein, with respect to the Initial Leasehold Improvements, shall not exceed Five Thousand and 00/100 Dollars ($5,000.00), incurred by the Landlord in connection with any request by the Tenant for consent to any alterations or additions pursuant to this Article 4.

Section 4.4 Payment for Tenant Alterations.

Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by the Tenant, its agents, employees or independent contractors, and not to cause or permit any liens or notice of intent to file a lien for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and promptly to discharge (or bond over in a manner reasonably satisfactory to Landlord in its sole discretion) any such liens which may so attach. If any such lien or notice of intent to file a lien shall be filed against the Premises or the Property and the Tenant shall fail to cause such lien or notice to be discharged within fifteen (15) days after receipt by the Tenant of notice of the filing thereof, the Landlord may cause such lien or notice to be discharged by payment or otherwise without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed. The Tenant shall reimburse the Landlord, as additional rent, for any cost so incurred and shall indemnify and hold harmless the Landlord from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by the Landlord by reason of any such lien or its discharge.

Section 4.5 Initial Leasehold Improvements.

Tenant shall have the right to perform some initial work to the Premises prior to occupancy (the “Initial Leasehold Improvements”). The construction of the Initial Leasehold Improvements shall be done in accordance with the terms of this Section 4, and pursuant to plans prepared by Tenant which shall have been approved by Landlord, which approval will not unreasonably be withheld. Additionally, and subject to the terms set forth herein and in the Scope of Work, Tenant may hire its own contractor, architect and engineer for the construction of the Initial Leasehold Improvements, subject to the approval of the Landlord, which shall not be unreasonably withheld. There shall be no construction oversight fee paid to Landlord. However, Landlord shall be reimbursed up to Five Thousand and 00/100 Dollars ($5,000.00) for any third party out of pocket costs incurred by Landlord in the review and approval of Tenant’s plans, specifications, improvements and construction.

ARTICLE 5

RESPONSIBILITY FOR CONDITION OF BUILDING AND PREMISES

Section 5.1 Maintenance of Building and Common Areas by Landlord.

Except as otherwise provided in Article 8, the Landlord shall make such repairs to the foundation, roof, exterior walls (including exterior glass), floor slabs, elevators, base building mechanical, plumbing and electrical and life safety systems (to the extent serving more than one tenant), and any other base structural elements of the Building as may be necessary to keep them in good order, condition and repair, and make such repairs to the mechanical systems and equipment serving the Building, except for any mechanical, plumbing and electrical systems and equipment that serve the Premises exclusively (“Tenant’s Dedicated Mechanical Systems and Equipment”), and other Common Areas as are necessary to keep them in good order, condition and repair. The Landlord shall further perform the services designated as Landlord’s Services on Exhibit E. Costs and expenses incurred by the Landlord under this Section 5.1 shall be included in Operating Expenses of the Property as permitted under Section 3.3. Subject to Section 7.5, the Tenant shall be responsible for 100% of the cost of any repair to the Premises, the Building, or the Land caused by the negligence or misconduct of the Tenant, or any agent, employee or contractor of the Tenant, notwithstanding anything to the contrary provided in Section 3.3.

Section 5.2 Maintenance of Premises by Tenant.

The Tenant shall keep and maintain in good order, condition and repair the Premises and every part thereof and all of Tenant’s Dedicated Mechanical Systems and Equipment, reasonable wear and tear and damage by fire or other casualty excepted (provided that subject to Section 7.5, the Landlord shall be responsible for damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees or contractors), excluding those repairs for which the Landlord is responsible pursuant to Sections 5.1, 8.1 and 8.5. The Tenant shall not permit or commit any damage (waste), and the Tenant shall, subject to Section 7.5, be responsible for the cost of repairs which may be made necessary by reason of damage to the Property caused by the negligence or misconduct of the Tenant, or any of the contractors, employees, or agents of the Tenant. Subject to Landlord’s obligations under Section 5.1 herein, Tenant’s Dedicated Mechanical Systems and Equipment, and all other systems and equipment, shall be maintained in good order, condition and repair consistent with prevailing standards at comparable first class leased laboratory buildings, reasonable wear and tear, damage by fire or other casualty, and subject to Section 7.5, damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees, or contractors excepted.

Section 5.3 Delays in Landlord’s Services.

The Landlord shall not be liable to the Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing the Premises or any portion of the Building. In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any External

Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

The Landlord reserves the right to stop any service or utility system the Landlord provides or causes to be provided under this Lease when necessary by reason of accident or emergency or exercise of Landlord’s rights pursuant to Section 2.3 hereof, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, the Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, the Landlord will give the Tenant reasonable advance written notice of the contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to the Tenant by reason thereof. To the extent that the Landlord is providing or causing to be provided heat, light or any utility or service, in no event shall the Landlord have any liability to the Tenant for the unavailability of the same to the extent that such unavailability is caused by External Causes, provided, however, that the Landlord is obligated to exercise reasonable efforts to restore such services or utility systems’ operation. The Landlord agrees to carry rent interruption insurance in commercially reasonable amounts which permits recovery within, to the extent reasonably available, five (5) days after the insured peril.

If the unavailability of heat, light or any utility or service provided or caused to be provided by the Landlord, other than the unavailability of the same due to the Tenant’s acts or omissions, or the presence of Hazardous Materials required to be removed or remediated pursuant to Section 5.5 herein, renders all or any portion of the Premises untenantable for the Tenant’s use as permitted under this Lease, or Tenant is reasonably unable to use or conduct its operations on part or all of the Premises, the Tenant shall receive an equitable and proportionate abatement of rent (including but not limited to abatement of Tenant’s Tax Expenses and Tenant’s Operating Expenses), taking into account the extent of the Tenant’s loss of use of the Premises, for the period of time Tenant is reasonably unable to use or conduct its operations on part or all of the Premises, and Tenant shall be entitled to terminate this Lease if Landlord is unable to restore such services within three (3) months from the date of interruption. Tenant shall have the right to terminate this Lease as aforesaid by written notice to Landlord at any time after the expiration of such three (3) month period for so long as such interruption in service continues and the Premises remains untenantable and/or Tenant is reasonably unable to use or conduct its operations therein as a result, and such termination shall be effective as of the date of the interruption in service. To the extent any such unavailability is caused primarily by the action or inaction of Landlord, its servants, agents, employees, contractors, licensees, invitees or any persons claiming by, through or under Landlord, and (i) Landlord fails to commence commercially reasonable corrective action within ten (10) days after Tenant notifies Landlord of such unavailability, or (ii) Landlord, upon commencing commercially reasonable corrective action within ten (10) days after Tenant notifies Landlord of such unavailability, fails to restore the services within thirty (30) days after Tenant notifies Landlord of such unavailability, Tenant shall have the right to restore such service at Landlord’s cost and expense. For all purposes of this Lease, if Tenant has responsibility for maintenance and repair of any aspect of the Building or any equipment or system therein, the functioning and performance of the same shall be the responsibility of the Tenant under this Lease, and shall in no event constitute a service or utility system that the Landlord provides or causes to be provided under this Lease.

Section 5.4 Tenant’s Responsibilities Regarding Hazardous Materials.

The Tenant covenants and agrees that the Tenant shall not use, generate, store or dispose, nor shall the Tenant suffer or permit the use, generation, storing or disposal in the Premises or otherwise by any of Tenant’s contractors, licensees, invitees, agents or employees, of any oil, toxic substances, hazardous wastes or hazardous materials (collectively, “Hazardous Materials”) in, on or about the Premises, the Building or the Land, except for Hazardous Materials that are necessary and customary for Tenant’s operation of Tenant’s Permitted Use (which Permitted Use is set forth on Exhibit A), and in all cases such Hazardous Materials must be used, generated, stored and disposed of in compliance with all applicable law and regulations. The Tenant covenants and agrees that the Tenant shall comply with all applicable laws and regulations in handling and disposing of materials used in its research and other uses of the Premises, whether or not considered Hazardous Materials, and no dumping, flushing or other introduction of Hazardous Materials or such other inappropriate materials into the septic, sewage or other waste disposal systems serving the Premises shall occur, except as specifically permitted by law or regulation and subject to the conditions and qualifications imposed by any governmental license or permit. The Tenant covenants and agrees that the Tenant shall, at its sole cost, promptly remove or remediate all Hazardous Materials that are found upon the Premises, the Building or the Land by virtue of the failure of the foregoing covenants and agreements to have been fulfilled, or otherwise as the result of the act or omission of Tenant or its contractors, licensees, agents or employees, in a manner complying with all applicable laws and regulations and the provisions of this Lease. If the Tenant should have any responsibility under this Section 5.4 to remove or remediate Hazardous Materials, the Tenant shall keep the Landlord reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Landlord copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.4. At the expiration or earlier termination of the Term, the Tenant shall promptly remove or remediate any Hazardous Materials from the Premises in a manner consistent with accepted “best practices” and in compliance with all legal requirements relating to the closure of laboratory facilities and disposal of equipment and supplies therein.

If Tenant’s transportation, storage or use of Hazardous Materials on the Premises results in the release onto or other contamination of any portion of the Property or adjacent areas, including building or parking areas, soil or surface or ground water, or loss or damage to person(s) or property, without limitation, Tenant agrees to: (a) notify Landlord immediately of any release, threat of release, contamination, claim of contamination, loss or damage and (b) after consultation with Landlord, clean up the release, threat of release, or contamination as required by all applicable statutes, regulations and standards. In the event of such contamination, Tenant agrees to cooperate with Landlord, as Landlord may reasonably request, and provide such documents, affidavits and information as may be reasonably requested by Landlord (1) to comply with any applicable laws, and/or (2) for any other reason deemed necessary by Landlord in its reasonable discretion. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Materials at, in, on, under or about the Premises that is required to be reported to a governmental authority under any applicable laws, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any applicable laws and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any applicable laws by Tenant, its employees, agents, or independent contractors, or with respect to the Premises or the remainder of the Property. If any governmental authority files a lien against the Premises or the remainder of the Property due to any act or omission, intentional or unintentional, of Tenant, its agents, or employees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Materials, Tenant shall, within fifteen (15) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is reasonably satisfactory in all respects to Landlord and sufficient to discharge the lien completely. Tenant shall defend, indemnify Landlord and hold Landlord harmless from and against any damages, liability or expense associated with claims by governmental or other third parties arising out of the presence, removal or remediation of Hazardous Materials for which Tenant is responsible for removal or remediation under this Section 5.4.

Section 5.5 Landlord’s Responsibilities Regarding Hazardous Materials.

During the Term of this Lease, if the removal or remediation of Hazardous Materials from the Premises, Building or Land is required to be undertaken, then except to the extent such obligation is the responsibility of the Tenant under Section 5.5 hereof, the Landlord covenants and agrees to undertake the same without charge to the Tenant. Without limitation of the foregoing, if necessary to comply with any applicable legal requirements, should any existing environmental condition of the Land require the removal or remediation of Hazardous Materials, the Landlord shall perform such removal or remediation, without charge to the Tenant, when and if required by applicable legal requirements. The Landlord shall keep the Tenant reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Tenant copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.5. Tenant shall have no liability for any environmental condition or violation of law that exists in the Premises as of the date of this Lease.

ARTICLE 6

TENANT COVENANTS

The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Premises:

Section 6.1 Permitted Uses.

The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property, nor permit in the Premises any auction sale. The Tenant shall not permit in the Premises any nuisance, or the emission from the Premises of any reasonably objectionable noise, odor or vibration, nor use or devote the Premises or any part thereof for any purpose which is contrary to law or ordinance, or liable to invalidate or increase premiums (above those normally incurred for the Permitted Uses) for any insurance on the Building or its contents (unless the Tenant pays for any such increase in premiums and provided such actions do not interfere with the use and enjoyment of the Land by the Landlord, other tenants, visitors or invitees of the Building) or liable to render necessary any alteration or addition to the Building, nor commit or permit any waste in or with respect to the Premises, nor shall Tenant overload existing electrical or other Building systems.

Section 6.2 Laws and Regulations.

The Tenant shall comply with all federal, state and local laws, regulations, ordinances, executive orders, guidelines, policies and similar requirements in effect from time to time, including, without limitation, all such requirements relating to Tenant’s occupancy and use of the Premises and Hazardous Materials. Tenant shall also conform to recognized “best practices” standards with respect to the physical aspects of its operations carried on within the Premises. Tenant shall have the right to contest any notice of violation for any of the foregoing by appropriate proceedings diligently conducted in good faith.

Section 6.3 Rules and Regulations.

The Tenant agrees to comply with the Rules and Regulations set forth in Exhibit F and such other reasonable and non-discriminatorily enforced rules and regulations of general applicability (“Rules and Regulations”) as (i) may from time to time be made by the Landlord of which the Tenant is given written advanced notice, so far as the same relate to the use of the Building, the Land and the Tenant’s appurtenant parking privileges and (ii) may from time to time be promulgated with respect to all or any portion of the Building (including without limitation pursuant to the Declaration of Covenants). The Tenant shall not obstruct in any manner any portion of the Property not hereby leased; and, except as set forth in this Lease, shall not permit the placing of any signs, awnings or flagpoles, or the like, visible from outside the Building. Neither shall Tenant place curtains, blinds or shades or similar window treatments visible from outside the Building in the Premises, except as may be otherwise approved by Landlord.

Section 6.4 Safety Compliance.

The Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulations of any public authority because of the manner of use made by the Tenant and to procure all licenses and permits so required because of such manner of use and, if requested by the Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses.

Section 6.5 Landlord’s Entry.

The Tenant shall permit the Landlord and its agents (which agents shall be identified to Tenant and reasonably approved by Tenant for entry), after at least forty-eight (48) hours’ prior notice except in the case of emergencies, and at times reasonably acceptable to Tenant, to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, monitoring Tenant’s compliance with the requirements and restrictions set forth in this Lease, and for the purpose of showing the Premises to prospective purchasers and mortgagees at all reasonable times and to prospective tenants within nine (9) months of the end of the Term provided that in connection with such entry, Tenant may provide procedures reasonably designed so as not to jeopardize Tenant’s trade secrets, proprietary technology or critical business operations, including accompaniment of all such persons by an employee of the Tenant. In case of an emergency, the Landlord shall make good faith efforts to notify the Tenant in person or by telephone prior to such entry, and in any event, the Landlord shall notify Tenant promptly thereafter such entry.

Section 6.6 Floor Load.

The Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry, and which is allowed by law. The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure.

Section 6.7 Personal Property Tax.

The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed. Tenant shall have the right to contest the validity or amount of any such taxes by appropriate proceedings diligently conducted in good faith.

Section 6.8 Assignment and Subleases.

The Tenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease, or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises without, in each instance, having first received the consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Except as specifically permitted herein, any assignment or sublease made without such consent shall be void. The Landlord shall not be deemed to be unreasonable in withholding its consent to any proposed assignment or subletting by the Tenant based on any of the following factors:

(a)	The business of the proposed occupant is not consistent with the image and character which the Landlord desires to promote for the Building.

(b)	The proposed assignment, mortgage or pledge would in any way materially diminish Landlord’s rights with respect to the Premises.

(c)	In the event of a proposed assignment (but not a subletting), the proposed occupant is not sufficiently creditworthy in the reasonable opinion of Landlord based on a comparison of the creditworthiness of other similarly-situated companies in the same industry as the proposed occupant.

Notwithstanding anything to the contrary contained in this Section, Tenant shall have the right to assign or otherwise transfer this Lease or the Premises, or part of the Premises, without obtaining the prior consent of Landlord, (a) to its parent corporation, to a wholly owned subsidiary, to a corporation which is wholly owned by the same corporation which wholly owns Tenant, to an entity directly or indirectly controlling, controlled by or under common control with Tenant, any entity owning or controlling fifty percent (50%) or more of the outstanding voting interest of

Tenant, or any entity of which Tenant owns or controls fifty percent (50%) or more of the voting interests, provided that (i) the transferee shall, prior to the effective date of the transfer, deliver to Landlord instruments evidencing such transfer and its agreement to assume and be bound by all the terms, conditions and covenants of this Lease to be performed by Tenant, all in form reasonably acceptable to Landlord, and (ii) at the time of such transfer there shall not be an uncured Event of Default under this Lease; or (b) to the purchaser of all or substantially all of its assets, any entity resulting from the merger or consolidation of Tenant, any successor entity resulting from a bona fide reorganization or Tenant, or to any entity into which the Tenant may be merged or consolidated (along with all or substantially all of its assets) (the “Acquiring Company”), provided that (i) the net assets of the Acquiring Company at the time of the transfer or merger shall not be less than Two Hundred Fifty Million Dollars ($250,000,000.00), (ii) the Acquiring Company continues to operate the business conducted in the Premises consistent with the Permitted Uses described in Exhibit A hereto, (iii) the Acquiring Company shall assume in writing, in form reasonably acceptable to Landlord, all of Tenant’s obligations under this Lease, (iv) Tenant shall provide to Landlord such additional information regarding the Acquiring Company as Landlord shall reasonably request, and (v) Tenant shall pay Landlord’s reasonable expenses incurred in connection therewith (up to a maximum amount of $5,000.00). Unless Landlord shall have objected to such assignment or transfer by Tenant within ten (10) business days following Landlord’s receipt of the information or items described in (b)(i) and (iii) above, Landlord shall be deemed to have waived its right to object thereto. The transfers described in this paragraph are referred to hereinafter as “Permitted Transfers.” Notwithstanding any other provision of this Lease, any public offering of shares or other ownership interest in Tenant or any private equity financing of Tenant by one or more investors who regularly invest in private companies shall not be deemed an assignment and shall not be subject to Landlord approval.

Whether or not the Landlord consents, or is required to consent, to any assignment or subletting, the Tenant named herein (to the extent that the Tenant continues to exist as a distinct entity separate and apart from the entity to which the Lease is assigned) shall remain fully and primarily liable for the obligations of the tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease.

Landlord shall consent, or set forth in reasonable detail any reason for disapproval, within ten (10) business days of request. In the event that Landlord fails to respond with ten (10) business days, Tenant shall send a second written notice requesting consent to Landlord, which states that Landlord’s failure to respond within five (5) business days after receipt of the second notice shall be deemed approval. The Tenant shall give the Landlord notice of any proposed sublease or assignment, whether or not the Landlord’s consent is required hereunder, specifying the provisions of the proposed subletting or assignment, including (i) the name and address of the proposed subtenant or assignee, (ii) a copy of the proposed subtenant’s or assignee’s most recent annual financial statement, (iii) all of the material terms and provisions upon which the proposed subletting or assignment is to be made. The Tenant shall reimburse the Landlord promptly for reasonable legal and other expenses incurred by the Landlord in connection with any request by the Tenant for consent to any assignment or subletting, in the aggregate amount of up to $5,000.00. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than the Tenant, the Landlord may, at any time during the continuance of an Event of Default hereunder without cure, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the prohibitions contained in this Section 6.8 or the acceptance of the assignee, sublessee or occupant as a tenant, or a release of the Tenant from the further performance by the Tenant of covenants on the part of the Tenant herein contained. After deducting reasonable and ordinary sublease transaction expenses (including, without limitation, any broker’s commission), unamortized tenant improvements paid by the Tenant and rent abatement, the Tenant shall pay to the Landlord fifty percent (50%) of any amounts the Tenant receives from any subtenant or assignee as rent, additional rent or other forms of compensation or reimbursement other than those which are less than or equal to the then due and payable proportionate monthly share of Annual Fixed Rent, Additional Rent and all other monies due to Landlord pursuant to this Lease (allocable in the case of a sublease to that portion of the Premises being subleased). The consent by the Landlord to an assignment or subletting shall not be construed to relieve the Tenant from obtaining the express consent in writing of the Landlord to any further assignment or subletting.

Landlord may elect, prior to approving or disapproving any proposed assignment or sublease of more than fifty percent (50%) of the entire Premises for substantially all of the remaining Term, to repossess the portion of the Premises that was proposed to be subleased or assigned, provided that such repossession shall not take effect earlier than thirty (30) days after the proposal by Tenant of a proposed assignment or sublease of more than fifty percent (50%) of the entire Premises for substantially all of the remaining Term. Landlord shall, within ten (10) business days after Tenant’s request for consent, notify Tenant of Landlord’s exercise of its right to recapture such portion of the Premises in accordance with the terms of this Section. Landlord may thereafter lease such portion of the Premises in such a manner as the Landlord may in its sole discretion determine. In the event Landlord elects to repossess the Premises as provided above, then all of the Tenant’s rights and obligations hereunder with respect to such portion of the Premises shall cease and shall be of no further force and effect. The provisions of this paragraph shall not apply to Permitted Transfers. Notwithstanding anything herein to the contrary, Tenant shall be permitted to submit notice to Landlord of its intention to enter into an assignment or a sublease of more than fifty percent (50%) of the entire Premises for substantially all of the remaining Term, prior to naming a proposed assignee or subtenant, in which event Landlord shall, within forty-five (45) days thereafter, notify Tenant of Landlord’s exercise of its right to recapture such portion of the Premises in accordance with the terms of this Section. If Landlord shall not exercise such right to recapture in the event of a proposed assignment of this Lease, or a sublet of more than fifty percent (50%) of the Premises for substantially all of the remaining Term, any recapture right shall be deemed waived with respect to such space; provided that any assignment or subletting shall in all event remain subject to Landlord’s reasonable approval as provided in this Section 6.8.

ARTICLE 7

INDEMNITY AND INSURANCE

Section 7.1 Indemnity.

To the maximum extent this agreement may be made effective according to law, the Tenant agrees to defend, indemnify and save harmless the Landlord from and against all claims, loss, or damage of whatever nature arising from any breach by Tenant of any obligation of Tenant under this Lease beyond applicable notice and cure periods or from any act, omission or negligence of the

Tenant, or the Tenant’s contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person or property, occurring after the date that possession of the Premises is first delivered to the Tenant and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, in or about the Premises or arising from any accident, injury or damage occurring outside the Premises but within the Building, on the Land, on the access roads and ways, in the parking facilities provided pursuant to the Lease, within University Park or any adjacent area maintained by Landlord or any individual or entity affiliated with Landlord, where such accident, injury or damage results from an act or omission on the part of the Tenant or the Tenant’s agents or employees, licensees, invitees, servants or contractors, provided that the foregoing indemnity shall not include any cost or damage arising from any act, omission or negligence of the Landlord, or the Landlord’s contractors, licensees, invitees, agents, servants or employees.

Landlord agrees to defend, indemnify and save harmless Tenant from legal action, damages, loss, liability and any other expense in connection with loss of life, bodily or personal injury or property damage, arising from or out of all acts, failures, omissions or negligence of Landlord, its agents, employees, licensees, servants, invitees or contractors, which occur in or about the Premises, outside the Premises but within the Building, on the Land, on the access roads and ways, in the parking facilities provided pursuant to the Lease, within University Park or any adjacent area maintained by Landlord, except to the extent that such loss of life, bodily or personal injury or property damage is due to the willful misconduct or act, omission or neglect of Tenant, its agents, contractors, employees, licensees, invitees or servants.

The foregoing indemnities and hold harmless agreements shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred in connection with any such claim or proceeding brought thereon, and the defense thereof.

Section 7.2 Liability Insurance.

The Tenant agrees to maintain in full force from the date upon which the Tenant first enters the Premises for any reason, throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises, by a program of self-insurance acceptable to Landlord, or by a policy of commercial general liability insurance under which the Landlord (and the Building’s managing agent, any ground lessor and any holder of a first mortgage on the Property of whom the Tenant is notified by the Landlord, collectively, the “Additional Named Insureds”) and the Tenant are named as insureds, and under which the insurer provides a contractual liability endorsement insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available. Unless provided by self-insurance, each such policy shall be noncancellable and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this Lease) with respect to the Landlord and such ground lessor and first mortgagee without ten (10) days’ prior notice to the Landlord and the Additional Named Insureds and a certificate of insurance shall be delivered to the Landlord. The minimum limits of liability of such insurance as of the Commencement Date shall be Five Million Dollars ($5,000,000.00) in the aggregate for combined bodily injury (or death) and damage to property ($3,000,000.00 per occurrence).

Section 7.3 Alterations, Improvements and Betterments; Personal Property at Risk.

The Tenant agrees to maintain in full force at all times throughout the Term, policy(s) of all risk property damage insurance, naming Landlord (and the Additional Named Insureds) and the Tenant as insureds as their interests may appear, or a program of self-insurance acceptable to Landlord, covering all of Tenant’s leasehold improvements and alterations to the extent of their full replacement costs as updated from time to time during the Term.

Unless caused by the Landlord or its agents, employees, servants or contractors, the Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Premises or elsewhere in the Building or on the Land or parking facilities provided hereby, shall be at the sole risk and hazard of the Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord, except that the Landlord shall in no event be exonerated from any liability to the Tenant (subject to Section 7.5 hereof) for any injury, loss, damage or liability to the extent same is caused by Landlord’s, or its agents’, employees’, servants’ or contractors’, negligence or willful misconduct.

Section 7.4 Landlord’s Insurance.

The Landlord shall carry, or cause to be carried, such casualty and liability insurance upon and with respect to operations at the Building as may from time to time be deemed reasonably prudent by the Landlord or required by any mortgagee holding a mortgage thereon or any ground lessor of the Land, and in any event, insurance against loss by fire and the risks now covered by extended coverage endorsement No. 4 in an amount at least equal to the full replacement cost of the Building, exclusive of foundations, excavations and footings.

Section 7.5 Waiver of Subrogation.

Any insurance carried by either party, or caused to be carried by either party, with respect to the Building, Land, Premises, parking facilities or any property therein or occurrences thereon shall, without further request by either party, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of any claim, damage, injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any claims or rights of recovery against the other for injury or loss, including, without limitation, injury or loss caused by negligence of such other party to the extent covered by insurance actually carried or required to be carried hereunder.

ARTICLE 8

CASUALTY AND EMINENT DOMAIN

Section 8.1 Restoration Following Casualties.

If, during the Term, the Building or the Premises shall be damaged by fire or casualty, subject to termination rights of the Landlord and the Tenant provided below in this Article 8, the Landlord shall proceed promptly to exercise diligent efforts to restore, or cause to be restored, the Building to substantially the condition thereof just prior to time of such damage, but the Landlord shall not be responsible for delay in such restoration which may result from External Causes. Provided that the Landlord complies with its obligations to carry casualty insurance in accordance with Section 7.4, the Landlord shall have no obligation to expend in the reconstruction of the Building more than the sum of the amount of any deductible and the actual amount of insurance proceeds made available to the Landlord by its insurer, and any additional costs associated with changes to the Premises desired by the Tenant and permitted by Article 4 shall be paid by the Tenant in the manner reasonably required by the Landlord. Any restoration of the Building or the Premises shall be altered to the extent necessary to comply with then current and applicable laws and codes. The Landlord shall, as soon as possible after any casualty, but in any event no later than sixty (60) days after such casualty, provide to the Tenant a reasonable written estimate (“Contractor’s Estimate”) from a reputable construction or design professional as to the time frame within which the Landlord will be able to repair the casualty damage and the cost of repairing such damage.

Section 8.2 Landlord’s Termination Election.

If the Landlord reasonably determines, based upon the Contractor’s Estimate, that (a) the amount of insurance proceeds available to the Landlord is insufficient to cover the cost of restoring the Building by more than the amount of any deductible, or (b) the Landlord will be unable to restore the Building within nine (9) months from the date of such casualty, then the Landlord may terminate this Lease by giving notice to the Tenant. Any such termination shall be effective on the date designated in such notice from the Landlord, but in any event not later than sixty (60) days after such notice, and if no date is specified, effective upon the delivery of such notice. Failure by the Landlord to give the Tenant notice of termination within sixty (60) days following the occurrence of the casualty shall constitute the Landlord’s agreement to restore the Building as contemplated in Section 8.1.

Section 8.3 Tenant’s Termination Elections.

If, based upon the Contractor’s Estimate, the time period for repairing any casualty damage will exceed nine (9) months after the date of any casualty, then the Tenant shall have the right, exercisable by written notice given on or before the date thirty (30) days after the Landlord gives to the Tenant the Contractor’s Estimate, to terminate this Lease.

If neither the Landlord nor the Tenant exercise their termination rights, but the Landlord has failed to restore the Building, within the longer of nine (9) months from the date of the casualty or taking or the period of restoration set forth in the Contractor’s Estimate set forth in the Contractor’s Estimate, such period to be subject, however, to extension where the delay in completion of such work is due to External Causes but in no event beyond nine (9) months from the date of the casualty or taking), the Tenant shall have the right to terminate this Lease at any time after the expiration of such period (in either case, as extended by delay due to External Causes as aforesaid) until the restoration is substantially completed, such termination to take effect as of the date of the Tenant’s notice. However, if the Landlord has been diligently prosecuting the repair of all casualty and damage, and if the Landlord reasonably determines at any time, and from time to time, during the restoration, based upon certification by its architect or other design professional, that such restoration will not be able to be completed before the deadline date after which the Tenant may terminate this Lease under this Section 8.3, and the Landlord specifies in a notice to Tenant to such effect a later date that the Landlord estimates will be the date upon which such restoration will be completed, then the Tenant may terminate this Lease within thirty (30) days of the Landlord’s notice as aforesaid, failing which the deadline date shall be extended to the date set forth in Landlord’s notice (as extended by delay due to External Causes as aforesaid). The Landlord shall exercise reasonable efforts to keep the Tenant advised of the status of restoration work from time to time, and promptly following any request for information during the course of the performance of the restoration work.

Section 8.4 Casualty at Expiration of Lease.

If the Premises shall be damaged by fire or casualty in such a manner that the Premises cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the commencement of repair work and such casualty or damage occurs within the last eighteen (18) months of the Term (as the same may have been extended prior to such casualty or damage), either party shall have the right, by giving notice to the other not later than sixty (60) days after such casualty or damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such casualty.

Section 8.5 Eminent Domain.

Except as hereinafter provided, if the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for continued occupancy for the purposes contemplated under this Lease, shall be taken by condemnation or right of eminent domain, the Landlord and the Tenant shall each have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after receipt by the Tenant of notice of the effective date of such taking. If so much of the Building shall be so taken that the Landlord reasonably determines, in good faith, that it would be necessary to substantially alter the Building so that a rebuilt Building will not be substantially similar to the Building before such taking, the Landlord shall have the right to terminate this Lease by giving notice to the Tenant of the Landlord’s desire to do so not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use reasonable efforts to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence. The Landlord shall have no obligation to expend in the aforesaid restoration more than the proceeds of any award received in any condemnation or eminent domain proceeding, or any sum paid in lieu thereof.

Section 8.6 Rent After Casualty or Taking.

If the Premises shall be damaged by fire or other casualty, until the Lease is terminated or the Premises is restored, the Annual Fixed Rent and Additional Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by the Tenant. In the event of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and applicable Additional Rent shall be abated for the remainder of the Term.

Section 8.7 Temporary Taking.

In the event of any taking of the Premises or any part thereof for a temporary use not in excess of twelve (12) months, (i) this Lease shall be and remain unaffected thereby and Annual Fixed Rent and Additional Rent shall not abate, and (ii) the Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term.

Section 8.8 Taking Award.

Except as otherwise provided in Section 8.7, the Landlord shall have and hereby reserves and accepts, and the Tenant hereby grants and assigns to the Landlord, all rights to recover for damages to the Building and the Land, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent the Tenant from prosecuting in any condemnation proceedings a separate claim for relocation expenses and Tenant’s personal property.

ARTICLE 9

DEFAULT

Section 9.1 Tenant’s Default.

Each of the following shall constitute an Event of Default:

(a) Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for five (5) business days after written notice that the same are due; provided, however if Tenant shall fail to pay any of the foregoing (after receipt by Tenant of written notice from Landlord) when due two (2) times in any period of twelve (12) consecutive months, then Landlord shall not be required to give notice to Tenant of any future failure to pay during the remainder of the Term and any extension thereof, and such failure shall thereafter constitute an Event of Default if not cured within five (5) business days after the same are due.

(b) Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after written notice from the Landlord to the Tenant thereof, provided that in the case of breaches that are not reasonably susceptible to cure within thirty (30) days through the exercise of due diligence, then so long as the Tenant commences such cure within thirty (30) days, and the Tenant diligently pursues such cure to completion, such breach shall not be deemed to create an Event of Default.

(c) The taking of the estate hereby created on execution or by other process of law; or a judicial declaration that the Tenant, or any guarantor of this Lease, is bankrupt or insolvent according to law; or any assignment of the property of the Tenant, or any guarantor of this Lease, for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee in bankruptcy or other similar officer to take charge of all or any substantial part of the property of Tenant, or any guarantor of this Lease, by a court of competent jurisdiction, which officer is not dismissed or removed within ninety (90) days; or the filing of an involuntary petition against the Tenant, or any guarantor of this Lease, under any provisions of the bankruptcy act now or hereafter enacted if the same is not dismissed within ninety (90) days; the filing by the Tenant, or any guarantor of this Lease, of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted.

If an Event of Default shall occur, then, in any such case, whether or not the Term shall have begun, Landlord and its agents lawfully may, in addition to any remedies for any preceding Event of Default and any remedies otherwise available at law or equity, immediately or at any time thereafter without further demand or notice in accordance with process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. At Landlord’s election such notice of termination may be included in any notice of default. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any to the extent such rights may be waived). If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

Section 9.2 Damages.

In the event that this Lease is terminated, the Tenant covenants to pay to the Landlord punctually all the sums (“Periodic Payments”) and perform all the obligations which the Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated, and all of the Landlord’s expenses in connection with reletting the Premises including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting. However, the Landlord may elect, at any time, to demand in lieu of any further obligations to make Periodic Payments, and payments on account of the Landlord’s reletting costs thereafter accruing, as compensation, an amount (the “Lump Sum Payment”) equal to the excess, if any, of the discounted present value of the total rent reserved for the then remainder of the Term over the then discounted present fair rental value of the Premises for the then remainder of the Term. The discount rate for calculating such sum under the preceding clause (x) shall be the then current rate of United States Treasury securities having a maturity date as close as possible to the end of the Term (had the Lease not been terminated). In calculating the rent reserved, there shall be included, in addition to the Annual Fixed Rent and all Additional Rent, the value of all other considerations agreed to be paid or performed by the Tenant over the remainder of the Term. Should the parties be unable to agree on a fair rental value for the purposes of determining the Lump Sum Payment under clause (x), above, the matter shall be submitted, upon the demand of either party, to the Boston office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be real estate broker with at least ten years’ experience marketing major office and laboratory projects in the Boston, Massachusetts area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them.

In calculating the Periodic Payments to be made by the Tenant under the foregoing covenant, the Tenant shall be credited with the net proceeds of any rent obtained by reletting the Premises, after deducting all the Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the rent originally due hereunder but Tenant shall be credited with such excess amount to offset its obligation to Landlord. The Landlord may (i) relet the Premises, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, (ii) make such alterations, repairs and improvements in the Premises as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, and (iii) any obligation to relet imposed by law shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms (based on then-market standards) as Landlord may from time to time deem appropriate and to develop the Building and Park in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Park. No action of the Landlord in accordance with foregoing or failure to relet or to collect rent under reletting shall operate to release or reduce the Tenant’s liability. The Landlord shall be entitled to seek to rent other properties of the Landlord prior to reletting the Premises without being in breach of any obligation to the Tenant.

Section 9.3 Cumulative Rights.

The specific remedies to which either party may resort under the terms of this Lease are cumulative and, except as expressly set forth herein, are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of this Lease. In addition to the other remedies provided in this Lease, each party shall be entitled to seek the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

Section 9.4 Landlord’s Self-help.

If there shall be an Event of Default, or if emergency circumstances should exist where, upon the giving of notice or passage of time, such circumstances would constitute an Event of Default, then the Landlord shall have the right, but not the obligation, after the giving by the Landlord of notice thereof to the Tenant (except in case of emergency circumstances in which case no prior notice need be given), to perform such obligation. In the event the Landlord exercises its rights under this Section 9.4 in case of emergency, the Landlord shall notify the Tenant as soon as reasonably possible after the taking of such action. The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease. The Tenant shall be liable to the Landlord for all of the Landlord’s reasonable costs associated with effecting such cure.

Section 9.5 Enforcement Expenses; Litigation.

Each party hereto shall promptly reimburse the other for all costs and expenses, including without limitation legal fees, incurred by such party in exercising and enforcing its rights under this Lease following the other party’s failure to comply with its obligations hereunder, whether or not such failure constitutes an Event of Default pursuant to Sections 9.1 or 9.7 hereof.

If either party hereto, without fault, is made or becomes a party to any litigation commenced by or against the other party by or against a third party, or incurs costs or expenses related to such litigation, involving any part of the Property and the enforcement of any of the rights, obligations or remedies of such party without fault, then the party becoming involved in any such litigation because of a claim against such other party hereto shall receive from such other party hereto all costs and reasonable attorneys’ fees incurred by such party in such litigation. Landlord shall pay all reasonable attorney’s fees incurred by Tenant in connection with any legal action concerning an alleged breach of this Lease to the extent that Tenant is the prevailing party. Tenant shall pay all reasonable attorney’s fees incurred by Landlord in connection with any legal action concerning an alleged breach of this Lease to the extent that Landlord is the prevailing party.

LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES UNDER THIS LEASE.

Section 9.6 Interest on Overdue Payments.

Any Annual Fixed Rent and Additional Rent or other amount which is due from either party to the other party which is not paid within ten (10) days after the same is due and payable shall bear interest from the date due until paid at the variable rate (the “Default Interest Rate”) equal to the annual rate from time to time announced by Bank of America as its base rate, plus two percent (2%), or if such rate can no longer be determined, the annual prime rate from time to time announced by The Wall Street Journal, plus two percent (2%).

Section 9.7 Landlord’s Right to Notice and Cure.

The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default (so long as Landlord commences such cure within thirty (30) days, such breach remains susceptible to cure, and the Landlord diligently pursues such cure), after written notice by the Tenant to the Landlord expressly specifying wherein the Landlord has failed to perform any such obligation. In the event of a breach or default of this Lease by the Landlord, Tenant shall be afforded any and all rights and remedies afforded at law or in equity.

ARTICLE 10

MORTGAGEES’ RIGHTS

Section 10.1 Subordination.

At the election of the holder of any mortgage (which term for the purpose of this Article shall include a “deed of trust,” “ground lease,” or similar financing encumbrance) encumbering the Landlord’s interest in the Property, this Lease shall be subject and subordinate to the lien of any mortgages thereon, so that the rights of any such mortgagee shall be superior to all rights hereby or hereafter vested in the Tenant, subject however to Section 10.5 hereof, provided, that such mortgagee or ground lessor shall have entered into a commercially customary subordination non-disturbance and attornment agreement with Tenant. Landlord represents and warrants that as of the Lease Commencement Date, the sole holder of any mortgage is TIAA-CREF, and the sole holder of any ground lease is The Massachusetts Institute of Technology. The forms of subordination, non-disturbance and attornment agreement attached hereto as Exhibit H and Exhibit I, are acceptable to Tenant in connection with any mortgage to which this lease shall be subordinated. Landlord shall use commercially reasonable efforts to provide Tenant with agreements in the forms attached to this Lease as Exhibit H and Exhibit I within ninety (90) days of full execution of this Lease.

Section 10.2 Attornment; Prepayment of Rent not to Bind Mortgagee.

In the event any holder shall succeed to the interest of Landlord, the Tenant shall, and does hereby agree to attorn to such holder and to recognize such holder as its Landlord and Tenant shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment. Upon such attornment, the holder shall not be: (i) liable in any way to the Tenant for any act or omission, neglect or default on the part of Landlord under this Lease; (ii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord; (iii) bound by any modification of this Lease subsequent to such mortgage entered into without such holder’s consent or by any previous prepayment of regularly scheduled monthly installments of Annual Fixed Rent or more than (1) month, which was not approved in writing by the holder; (iv) liable to the Tenant beyond the holder’s interest in the Property; or (v) liable for any portion of a security deposit not actually received by the holder. The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such holder constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such holder; every such holder is hereby constituted a party to this Lease and an obligee hereunder to the same extent as though its name was written hereon as such; and such holder shall at its written election be entitled to enforce such provisions in its own name. No Annual Fixed Rent, Additional Rent (other than estimated monthly payments on account of Additional Rent which the Tenant is required to pay pursuant to the provisions of this Lease), or any other charge payable to the Landlord shall be paid more than thirty (30) days prior to the due date thereof under the terms of this Lease and payments made in violation of this provision shall, except to the extent that such payments are actually received by a mortgagee (which term shall for the purpose of this Lease include a “trustee,” “ground lessor” or similar holder of a financing encumbrance) be a nullity as against any of Landlord’s mortgagees and the Tenant shall be liable for the amount of such payments to such mortgagee.

Section 10.3 Tenant’s Duty to Notify Mortgagee and Mortgagee’s Ability to Cure.

The Tenant hereby agrees that, if the Tenant provides the Landlord with any notice of default or claimed default on the part of the Landlord under the Lease, the Tenant shall concurrently therewith send a copy of such notice to the holder of any mortgage of whom the Tenant has been given prior written notice together with its address. In such event, the mortgagee shall be permitted (but not obligated) to cure any such default within the cure period provided to Landlord and any additional period to which such mortgagee shall be entitled pursuant to this Section 10.3. No act or failure to act on the part of the Landlord which would entitle the Tenant under the terms of this Lease, or by law, to be relieved of the Tenant’s obligations to pay Annual Fixed Rent or Additional Rent hereunder or to terminate this Lease, shall result in a release or termination of such obligations of the Tenant or a termination of this Lease unless (i) the Tenant shall have first given written notice of the Landlord’s act or failure to act to any mortgagee of whom Tenant has been given prior notice, specifying the act or failure to act on the part of the Landlord which would give basis to the Tenant’s rights; and (ii) no such mortgagee, after receipt of such notice, shall have corrected or cured the condition complained of within the period provided for Landlord’s cure, plus a reasonable period thereafter not to exceed thirty (30) days.

Section 10.4 Estoppel Certificates.

The Tenant shall from time to time, upon not less than fifteen (15) days’ prior written request by the Landlord, execute, acknowledge and deliver to the Landlord a statement in writing certifying to the Landlord or an independent third party, with a true and correct copy of this Lease attached thereto, together with all amendments thereto, to the extent such statements continue to be true and accurate, (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and to perform its other covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Landlord or the Tenant under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant has accepted, and is in full possession of the Premises, including all improvements, additions and alterations thereto required to be made by Landlord under the Lease (except to the extent stated); (vi) that the Landlord has satisfactorily complied with all of the requirements and conditions precedent to the occurrence of the Commencement Date (except to the extent stated); (vii) that the Tenant has been in occupancy since the Commencement Date and paying rent since the specified dates (except to the extent stated); (viii) that no monetary or other considerations, including, but not limited to, rental concessions for Landlord, special tenant improvements or Landlord’s assumption of prior lease obligations of Tenant have been granted to Tenant by Landlord for entering into Lease (except as set forth in this Lease or as otherwise specified in such estoppel); (ix) that the Tenant has no notice of a prior assignment, hypothecation, or pledge of rents or of the Lease (except to the extent stated); (x) that the Lease represents the entire agreement between Landlord and Tenant; (xi) that any notice to Tenant may be given it by certified or registered mail, return receipt requested, or delivered, at the Premises, or at another address specified; and (xii) such factual other matters with respect to the Tenant and this Lease as the Landlord may reasonably request. Any statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee, trustee or ground lessor of the Premises or any interest therein, and shall be binding on the Tenant.

Landlord shall from time to time, upon not less than fifteen (15) days’ prior written request by the Tenant, execute, acknowledge and deliver to the Tenant a statement in writing certifying to the Tenant or an independent third party, with a true and correct copy of this Lease attached thereto, to the extent such statements continue to be true and accurate (i) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that the Landlord has no knowledge of any defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease (or if there are any defenses, offsets, or counterclaims, setting them forth in reasonable detail); (iii) that there are no known uncured defaults of the Tenant or the Landlord under this Lease (or if there are known defaults, setting them forth in reasonable detail); (iv) the dates to which the Annual Fixed Rent, Additional Rent and other charges have been paid; (v) that the Tenant is in full possession of the Premises; (vi) that Landlord has no notice of a prior assignment of the Lease or sublease of space therein; (vii) that the Lease represents the entire agreement between Landlord and Tenant; (viii) that any notice to Landlord may be given if by certified or registered mail, return receipt requested, or delivered to the Landlord’s address listed on Exhibit A, or at another address specified; and (xii) such other factual matters with respect to the Tenant and this Lease as the Tenant may reasonably request. Any statement delivered pursuant to this Section may be relied upon by any prospective assignee or sublessee of Tenant and shall be binding on the Landlord.

Section 10.5 Assignment of Rents.

With reference to any assignment by the Landlord of the Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Premises, the Tenant agrees;

(a) That the execution thereof by the Landlord, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Landlord hereunder, unless such holder or ground lessor shall, by notice sent to the Tenant, specifically make such election; and

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or the taking of possession of the Property, or, in the case of a ground lessor, the termination of the ground lease.

ARTICLE 11

SECURITY DEPOSIT

INTENTIONALLY OMITTED.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notice of Lease.

Tenant agrees not to record this Lease or any short form or memorandum hereof but Landlord shall, together with this Lease, execute and deliver to Tenant for recording a Notice of Lease in accordance with statutory requirements.

Section 12.2 Notices.

Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Section 1.2 or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Original Address with a copy to Attn: Stuart A. Offner, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or at such other place as may have been specified by prior notice to the Landlord. Any communication so addressed shall be deemed duly given on the earlier of (i) the date received, or (ii) on the next business day if sent by a nationally recognized overnight courier service. If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord. Notices to either party under this Lease may be given by legal counsel to such party.

Section 12.3 Successors and Limitation on Liability.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership or otherwise reflected in a certificate delivered to it by Tenant pursuant to section 10.4 (or would have been reflected in such a certificate had one been timely requested). Neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment in enforcing the terms and conditions of this Lease creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than its interest in the Property, and proceeds therefrom and, without limitation of the foregoing, in no event shall any personal liability arise on the part of any of the Landlord’s officers, employees, directors or shareholders. Likewise, no personal liability shall arise on the part of the Tenant’s officers, employees, directors or shareholders, as this Lease shall create liability on the part of the Tenant and not personal liability on the part of such officers, employees, directors or shareholders.

Section 12.4 Waivers.

The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by the Landlord or the Tenant, as the case may be, unless such waiver be in writing signed by the Landlord or the Tenant, as the case may be. No consent or waiver, express or implied, by the Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Section 12.5 Acceptance of Partial Payments of Rent.

No acceptance by either party of a lesser sum than the amount then due to such party shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and either party may accept such check or payment without prejudice to the other party’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

Section 12.6 Interpretation and Partial Invalidity.

If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. The titles of the Articles are for convenience only and not to be considered in construing this Lease. This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

Section 12.7 Quiet Enjoyment.

So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under, or superior title to, the Landlord including, without limitation, any ground lessor, mortgagee, or manager of the Property.

Section 12.8 Brokerage.

Jones Lang LaSalle New England LLC and CBRE/New England (the “Brokers”) shall be the only brokerage firms recognized in connection with this Lease transaction, and Landlord shall pay Brokers a brokerage fee under the terms of a separate agreement. Each party represents and warrants to the other that it has had no dealings with any broker or agent other than the Brokers in connection with this Lease and shall indemnify and hold harmless the other from claims for any brokerage commission by any other broker or agent claiming same by, through or under the indemnifying party.

Section 12.9 Surrender of Premises and Holding Over.

The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit at the end of the Term. The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises broom clean and in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, normal wear and tear and damage by fire or other casualty excepted, first removing therefrom all personal property of the Tenant (provided that the Laboratory Fixtures shall remain in the Premises) and any alterations or additions required to be removed pursuant to Section 4.2, and repairing all damage caused by such removal, and further provided that Tenant shall decommission the Premises and cause a certified industrial hygienist to decontaminate the Premises in accordance with applicable laws and regulations.. Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises after having vacated the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property. Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.

If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, then Tenant shall be deemed a tenant at sufferance only and Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to 150% of annual and additional rents. Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy. Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re-entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

Prior to the expiration of the Lease, Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Material due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 12.9 to be issued. Prior to the expiration of this Lease (or within thirty [30] days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent if any, existing prior to such decommissioning, have been removed in accordance with applicable laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with applicable laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be re-used by a subsequent tenant or disposed of in compliance with applicable laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be re-occupied for office or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.

If Tenant fails to perform its obligations under this Section 12.9, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations, at Tenant’s expense, and Tenant shall, within ten (10) days of demand, reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 12.9 shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or Property for Hazardous Materials at Landlord’s cost and expenses, within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Property or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

Section 12.10 Financial Reporting.

Tenant shall from time to time (but at least annually) on the anniversary of the Lease provide Landlord with financial statements of Tenant, together with related statements of Tenant’s or its parent’s operations for the most recent fiscal year then ended, certified to Landlord by an independent certified public accounting firm. If Tenant or its parent is a public company, in lieu of such certification, Landlord may refer to Tenant’s or its parent’s website for such information.

Section 12.11 Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Section 12.12 Signage.

Landlord shall provide a listing identifying Tenant on the Building directory located in the Building lobby. Tenant shall be responsible for providing, at its sole cost and expense, signage at the entry to the Premises and any signage within the Premises. All signage pursuant to this Section 12.13 shall be consistent with Landlord’s Signage and Design Standard and is subject to the approval of applicable governmental authorities.

Section 12.13 Ground Lease.

This Lease shall in all respects be subject to the ground lease (the “Ground Lease”) between the Landlord as lessee and the Massachusetts Institute of Technology (“MIT”) as lessor dated as of April 20, 1986, provided that, simultaneously with the execution hereof, MIT and Tenant shall execute a recognition, non-disturbance and attornment agreement in the form attached hereto as Exhibit H (the “NDA’’).

Section 12.14 Cambridge Employment Plan.

The Tenant agrees to sign an agreement with the Employment and Training Agency designated by the City Manager of the City of Cambridge as provided in subsections (a)—(g) of Section 24-4 of Ordinance Number 1005 of the City of Cambridge, adopted April 23, 1984.

Section 12.15 Parking and Transportation Demand Management.

Tenant covenants and agrees to work cooperatively with Landlord to develop a parking and transportation demand management (“PTDM”) program that comprises part of a comprehensive PTDM for the Park. In connection therewith, the use of single occupant vehicle commuting will be discouraged and the use of alternative modes of transportation and/or alternative work hours will be promoted. Without limitation of the foregoing, Tenant agrees that its PTDM program (and Tenant will require in any sublease or occupancy agreement permitting occupancy in the Premises that such occupant’s PTDM program) will include offering a subsidized MBTA transit pass, either constituting a full subsidy or a subsidy in an amount equal to the maximum deductible amount therefore allowed under the federal tax code, to any employee working in the Premises requesting one. Tenant agrees to comply with the traffic mitigation measures required by the City of Cambridge, and Tenant shall otherwise comply with all legal requirements of the City of Cambridge pertaining thereto. Notwithstanding the foregoing, Tenant shall in all instances be notified of any negotiations between the City of Cambridge and Landlord (or Landlord’s representatives) with respect to the PTDM program or any traffic mitigation measures. In no event shall Landlord agree to any PTDM or traffic mitigation measure which would materially and unreasonably diminish Tenant’s rights without Tenant’s approval.

Section 12.16 Solvent Storage

Landlord shall manage the allocation of solvent storage quantities for tenants in the Building. Tenant shall have the right to store up to sixty (60) gallons of liquid solvents within the fourth (4th) floor of the Building, and shall have access to a secure, fenced-off area for waste/chemical storage of up to one hundred twenty (120) gallons of liquid solvents at no additional cost to Tenant, located on the Building’s loading dock in the area marked on Exhibit C-3 attached hereto. All solvent storage by Tenant shall be subject to Tenant receiving the necessary governmental approvals.

Section 12.17 Protection of REIT Status.

In the event that Landlord determines that any of the financial obligations of Tenant to Landlord as set forth in this Lease might (a) fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) otherwise jeopardize the status of any of Landlord’s affiliates, including Forest City Realty Trust, Inc., as a “real estate investment trust” (“REIT”) within the meaning of Section 856 of the Code, then, at Landlord’s option, Landlord may, in its sole discretion, assign any of its rights and obligations under this Lease to a designee chosen by Landlord for such purpose (which, in each case, shall be an affiliate of Landlord), or cause one or more such designees (which, in each case, shall be an affiliate of Landlord) to perform such activities to the extent required to maintain such status as a REIT, provided, however, that any assignment permitted pursuant to this Section shall not increase Tenant’s obligations nor decrease Tenant’s rights in this Lease, and shall not result in the imposition of any additional charge or expense upon Tenant.

IN WITNESS WHEREOF, this Lease has been executed and delivered as of the date first above written as a sealed instrument.

LANDLORD:

UP 64 SIDNEY STREET, LLC
a Delaware limited liability company

By:	/s/ Michael Farley

Name: Michael Farley
Title: Vice President

TENANT:

AGIOS PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Andrew Hirsch

Name:	Andrew Hirsch
Title:	CFO

EXHIBIT A

Base Lease Terms

Tenant:	Agios Pharmaceuticals, Inc., a Delaware corporation.

Tenant’s Notice Address:	88 Sidney Street, Cambridge, Massachusetts 02139 With copy to: Stuart A. Offner, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111

Building:	The building located at 64 Sidney Street (the “Building”) in Cambridge, Massachusetts.

Premises:	The area depicted on Exhibit C, comprising 27,083 rentable square feet, representing the entire fourth (4th) floor of the Building.

Lease Commencement Date:	The date of full execution of this Lease.

Rent Commencement Date:	The Rent Commencement Date shall be the date which is the earlier of (i) the date which is ninety (90) days following the Lease Commencement Date, or (ii) the date on which Tenant actually occupies the Premises for the conduct of its business therein.

Term:	Approximately seven (7) Lease Years, commencing on the Rent Commencement Date (as set forth in Section 2.5), and expiring on the last day of the month during which the seventh (7th) anniversary thereof occurs.

Annual Fixed Rent:	$80.00 per rentable square foot, as adjusted in accordance with the terms of Section 3.1 of the Lease. Beginning with the second Lease Year, and on each subsequent anniversary thereafter, Annual Fixed Rent for the Premises shall increase to an amount equal to one hundred three percent (103%) of the Annual Fixed Rent immediately preceding such anniversary

Parking Passes:	Commencing on the Rent Commencement Date and continuing through the Term, Tenant shall be entitled to use and shall pay for 1.5 parking passes per 1,000 rsf (which shall initially be equal to forty-one (41) parking passes) in accordance with Section 2.4 of the Lease. Subject to availability, Tenant shall have the right to lease additional parking spaces from Landlord; such lease for additional parking spaces shall be on a month—to—month basis at the then-prevailing fair market value for such parking passes.

Permitted Use	General business and administrative offices, pharmaceutical laboratory, development and research, and customary accessory uses supporting the foregoing, all as permitted by law.

Security Deposit	None.

EXHIBIT B

Legal Description

Real property in the City

A parcel of land situated in the City of Cambridge, Middlesex County; Commonwealth of Massachusetts, being more particularly bounded and described as follows:

Beginning at the intersection of the relocated southeasterly Street line of Sidney Street and the southwesterly street line of a private way (formerly Auburn Street);

Thence running S 51° 25. 00. E along said southwesterly line of a private way, a distance of 131.51 feet, to a point;

Thence running along the line of a private way on the following three (3) courses: S 38° 25. 13. W, a distance of 176.99 feet to a point;

Westerly on a curve to the left having a radius of 60.00 feet, an arc length of 62.88 feet to a point;

and N 51° 34. 47. W, a distance of 91.97 feet to a point on the aforesaid relocated southeasterly street line of Sidney Street;

Thence running N 38° 25. 13. E, along said southeasterly line, a distance of 17.52 feet, to a point;

Thence running S 51° 34. 47. E, along a jog in said southeasterly line, a distance of 4.00 feet, to a point;

Thence running N 38° 25. 13. E, along said southeasterly line, a distance of 201.18 feet, to the point of beginning.

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EXHIBIT C

FLOOR PLAN OF THE PREMISES

Fourth Floor

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EXHIBIT C-1

MAP OF THE UNIVERSITY PARK COMPLEX

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EXHIBIT C-2

SCHEDULE OF LABORATORY FIXTURES

Room Location:	Description:	Quantity:
440-451 open lab space	movable lab benches	50
447	bio safety cabinet	2
447	movable lab benches	1
450	bio safety cabinet	4
451	movable lab benches	4
451	bio safety cabinet	3
460	bio safety cabinet	2
460	movable lab benches	8
461-464 open lab	movable lab benches	21
463	movable lab benches	5
464	bio safety cabinet	1

EXHIBIT C-3

Location of Additional Solvent Storage Area

First Floor

EXHIBIT D

Dedicated MEP Systems

MEP Infrastructure Dedicated Exclusively to Premises

Boilers:

•	Access to the core heat pump loop risers system supported by the base building cooling tower and gas fired boilers. The tenant shall have access to its proportionate share of the available capacity. The system use is limited to Heat Pump Units for office area and dry lab applications.

•	Two (2) Model C1500H Cast Aluminum/Patterson-Kelly Model C1500H supporting the 4th floor high efficiency located in the penthouse mechanical room. Each boiler is sized at 1500 MBH input.

•	Two (2) B&G Primary hot water pump set with VFD’s sized to 1800 RPM for main tenant boiler system located inside the penthouse mechanical room.

Chillers:

•	One (1) Trane Air Cooled 185 ton chiller located on the roof on the existing steel work.

•	Two (2) B&G Primary chilled water pump set with VFD’s sized to 1800 RPM for main tenant chilled water system located inside the penthouse mechanical room.

Air Handler Unit:

•	Trane Performance Climate Changer air handler unit rated for 25,000 CFM of air. Unit has a chilled and a hot water coil. Unit is located in the 4th floor Tenant mechanical room.

Exhaust System:

•	(2) Vektor exhaust fans sized for 12,500 CFM of air

•	(1) SWD-7 exhaust fan sized for 200 CFM of air

•	(1) SFD-9-A fume hood exhaust sized for 1200CFM of air

Siemens BMS System:

•	Two (2) PXCM control panels, one located in the 4th floor Tenant mechanical room and the other located inside the penthouse mechanical room.

Generator:

•	One Olympian gas fired generator size 25KW

EXHIBIT E

Standard Services

The following services will be provided exclusively by the Landlord:

A.	Regular maintenance of exterior and parking lot landscaping and Building common areas.

B.	Regular maintenance, sweeping and snow removal of building exterior areas such as roadways, driveways, sidewalks, parking areas and courtyard paving.

C.	Maintenance and repair of base building surveillance and alarm equipment, base building elevators, base building mechanical, electrical and plumbing systems, and base building life safety systems.

D.	Building surveillance and alarm system operation and the Landlord’s live monitoring service to building standard specifications.

E.	Complete interior and exterior cleaning of all windows two times per year.

F.	Daily, weekday maintenance of hallways, passenger and freight elevators, bathrooms, lobby areas and vestibules in the Common Areas.

G.	Periodic cleaning of stairwells, freight elevators, and back of house areas.

H.	Surveillance personnel.

I.	Cold and hot water for lavatory purposes and cold drinking water.

EXHIBIT F

RULES AND REGULATIONS

DEFINITIONS

Wherever in these Rules and Regulations the word “Tenant” is used, it shall be taken to apply to and include the Tenant and its agents, employees, invitees, licensees, contractors, any subtenants and is to be deemed of such number and gender as the circumstances require. The word “Premises” is to be taken to include the space covered by the Lease. The word “Landlord” shall be taken to include the employees and agents of Landlord. Other capitalized terms used but not defined herein shall have the meanings set forth in the Lease. Any consents or approvals required of Landlord herein shall not be unreasonably withheld or delayed.

GENERAL USE OF BUILDING

A.	Space for admitting natural light into any public area or tenanted space of the Building shall not be covered or obstructed by Tenant except in a manner reasonably approved by Landlord.

B.	Toilets, showers and other like apparatus shall be used only for the purpose for which they were constructed.

C.	Intentionally Omitted.

D.	No sign, advertisement, notice or the like, shall be used in the Building by Tenant (other than at its office or as permitted in the Lease). If Tenant violates the foregoing, Landlord may remove the violation without liability and may charge all costs and expenses incurred in so doing to Tenant.

E.	Tenant shall not throw or permit to be thrown anything out of windows or doors or down passages or elsewhere in the Building, or bring or keep any pets therein, or commit or make any indecent or improper acts or noises. In addition, Tenant shall not do or permit anything which will obstruct, injure, annoy or interfere with other tenants or those having business with them, or affect any insurance rate on the Building or violate any provision of any insurance policy on the Building.

F.	Unless expressly permitted by the Landlord in writing:

(1)	No additional locks or similar devices shall be attached to any door or window and no keys other than those provided by the Landlord shall be made for any door. If more than two keys for one lock are desired by the Tenant, the Landlord may provide the same upon payment by the Tenant. Upon termination of this lease or of the Tenant’s possession, the Tenant shall surrender all keys to the Premises and shall explain to the Landlord all combination locks on safes, cabinets and vaults.

(2)	In order to insure proper use and care of the Premises Tenant shall not install any shades, blinds, or awnings or any interior window treatment without consent of Landlord. Blinds must be building standard.

(3)	All doors to the Premises are to be kept closed at all times except when in actual use for entrance to or exit from such Premises. The Tenant shall be responsible for the locking of doors and the closing of any transoms and windows in and to the Premises. Any damage or loss resulting from violation of this rule shall be paid for by the Tenant.

(4)	The Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery in or about the Premises, or carry on any mechanical business therein. All equipment of any electrical or mechanical nature shall be placed in settings which absorb and prevent any vibration, noise or annoyance.

G.	Landlord shall designate the time when and the method whereby freight, small office equipment, furniture, safes and other like articles may be brought into, moved or removed from the Building or Premises, and to designate the location for temporary disposition of such items.

H.	The Premises shall not be defaced in any way. No changes in the HVAC, electrical fixtures or other appurtenances of said Premises shall be made without the prior approval of Landlord and in accordance with Landlord’s construction rules and regulations.

I.	For the general welfare of all tenants and the security of the Building, Landlord may require all persons entering and/or leaving the Building on weekends and holidays and between the hours of 7:30 am to 6:00 pm to register with the Building attendant or custodian by signing his name and writing his destination in the Building, and the time of entry and actual or anticipated departure, or other procedures deemed necessary by Landlord.

J.	No animals, birds, pets, and no bicycles or vehicles of any kind shall be brought into or kept in or about said Premises or the lobby or halls of the Building. Tenant shall not cause or permit any unusual or objectionable odors, noises or vibrations to be produced upon or emanate from said Premises.

K.	Unless specifically authorized by Landlord, employees or agents of Landlord shall not perform for nor be asked by Tenant to perform work other than their regularly assigned duties.

L.	Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as an office building and, upon written notice from Landlord, Tenant shall promptly discontinue such advertising.

M.	Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same from occurring.

N.	All parking, Building operation, or construction rules and regulations which may be reasonably established from time to time by Landlord on a uniform basis shall be obeyed.

O.	Tenant shall not place a load on any floor of said Premises exceeding the floor load limits as set forth on Exhibit A. Landlord reserves the right to prescribe the weight and position of all safes and heavy equipment.

P.	Tenant shall not install or use any air conditioning or heating device or system other than those approved by Landlord.

Q.	Landlord shall have the right to make such other and further reasonable rules and regulations as in the judgment of Landlord may from time to time be needful for the safety, appearance, care and cleanliness of the Building and for the preservation of good order therein, and Tenant shall be given reasonable notice of same.

R.	The access road and loading areas, parking areas, sidewalks, entrances, lobbies, halls, walkways, elevators, stairways and other common area provided by Landlord shall not be obstructed by Tenant, or used for any purpose other than for ingress and egress.

S.	In order to insure proper use and care of the Premises Tenant shall not install any call boxes or communications systems or wiring of any kind without Landlord’s permission and direction.

T.	In order to insure proper use and care of the Premises Tenant shall not manufacture any commodity, or prepare or dispense for sale, except through vending machines for the benefit of employees and invitees of Tenant, any foods or beverages, tobacco, flowers, or other commodities or articles without the written consent of Landlord.

U.	In order to insure use and care of the Premises Tenant shall not enter any janitors’ closets, mechanical or electrical areas, telephone closets, loading areas, roof or Building storage areas without the prior written consent of Landlord.

V.	In order to insure proper use and care of the Premises Tenant shall not place door mats in public corridors without consent of Landlord.

EXHIBIT G

CONSTRUCTION RULES AND REGULATIONS

These Landlord’s construction rules, regulations and work procedures (“Construction Rules and Regulations”) are designed to provide efficient scheduling of work while protecting the buildings tenants from unnecessary noise and inconvenience. Prepared in accordance with standard lease provisions, this document contains detailed information to assist you in planning construction projects undertaken throughout your term of occupancy. Please review it carefully before design begins. It is intended that these Construction Rules and Regulations be shared with tenant architects, engineers and contractors as appropriate.

These Landlord’s Construction Rules and Regulations are intended to supplement the terms and conditions established in Article      of the Lease Agreement. In some cases, certain guidelines or requirements set forth within these standard Construction Rules and Regulations may conflict with specific terms negotiated and set forth within a specific lease agreement, particularly with regard to notification and approval requirements for smaller projects or projects of limited scope. In all such cases, the provisions of the lease agreement shall govern and shall supersede specific conflicting requirements set forth herein. In all cases, however, including those where specific Landlord approval may not be required, the provisions of these Construction Rules and Regulations governing activities of tenant contractors shall be respected and adhered to.

For convenience, the key requirements are collected in the “Summary” section on the balance of this page; the remainder of the document sets forth these Construction Rules and Regulations in more detail.

SUMMARY

1.	Contact the Property Manager (PM), who will assist you in completing your project efficiently and with minimum impact on other tenants in the Building.

2.	Incorporate the provisions of these Rules and Regulations and any applicable “Indoor Air Quality Guidelines for Tenant Improvement Work” into all of your construction agreements and contracts. Except to the extent otherwise provided in your specific lease, you will need written approval from the PM prior to commencing work. A signed building permit shall suffice.

3.	At least two weeks before construction commencement, provide two sets of drawings and specifications to the PM for approval to the extent required by your Lease. The Property Manager must also approve your list of contractors and subcontractors.

4.	At least one week before commencement of construction, submit to the PM your construction schedule; addresses and telephone numbers of supervisors, contractors and subcontractors; copies of permits; and proof of current insurance.

5.	All unusually noisy, disruptive, or odor and dust producing work, as well as the delivery of construction materials, must occur outside of regular business hours unless otherwise permitted by the PM.

6.	We expect all contractors to maintain safe and orderly conditions and labor harmony.

7.	Before occupying the completed space (to the extent not previously occupied), submit the final certificate of occupancy and any other final sign-offs to the Property Manager. We also require an air balancing report signed by a professional engineer if the work affects base building HVAC. A complete set of “as built” drawings as well as electronic “as-built” drawings in format compatible with AutoCAD (as updated from time to time) must be supplied to the Property Manager.

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1.	DEFINITIONS

1.1 Buildings:	64 Sidney Street Cambridge, MA 02139

1.2 Property Manager:	Jay Kiely, or such other individual as Landlord may designate, from time to time.

1.3 Building Standards Book:	Tenant Interior Standards at 38 Sidney Street, if existing, as amended by Landlord, from time to time.

1.4 Consultants:	Any architectural, engineering, or design consultant engaged by a Tenant in connection with Tenant Work.

1.5 Contractor:	Any contractor engaged by a Tenant of the Building for the performance of any Tenant Work, and any subcontractor, employed by any such Contractor.

1.6 Plans:	All drawings and specifications including but not limited to architectural, electrical, mechanical, plumbing and fire protection construction drawings and specifications required for the proper construction of the Tenant Work.

1.7 Regular Business Hours:	Monday through Friday, 7:30 A.M. through 6:00 P.M., excluding holidays.

1.8 Tenant:	Any occupant of the Building.

1.9 Tenant Interior Standards:	A manual that may be established and provided by Landlord which set forth design guidelines, typical details, standard finishes and other information to be utilized by Tenant in the design of improvements and modifications to its Premises.

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1.10 Tenant Work:	Any alternations, improvements, additions, repairs or installations in the Building performed by or on behalf of any Tenant.

1.11 Tradesperson:	Any employee (including, without limitation, any mechanic, laborer, or tradesperson) employed by a Contractor performing Tenant Work.

2.0	GENERAL

2.1 All Tenant Work shall be performed in accordance with these Construction Rules and Regulations, subject to any exclusions or applicable provisions set forth within your Lease Agreement.

2.2    The provisions of these rules and regulations governing the actions or activities of Contractors and Tradespersons shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

2.3    Except as otherwise provided in these Rules and Regulations or the lease, all inquiries, submissions and approvals in connection with any Tenant Work shall be processed through the PM on behalf of the Landlord.

3.0	PLANS

3.1 Review and Approval:	Any Tenant wishing to perform Tenant Work must first obtain the Landlord’s written approval of its plans for such Tenant Work except to the extent otherwise provided in the Lease. Tenant may select its own space planner(s) and/or architect(s) for the design of the tenant work. To ensure operating consistency of the Premises with the Building and minimize any impacts to base building or tenant systems Tenant shall either (a) retain Landlord’s designated mechanical, electrical, plumbing and structural engineers (s) for design and construction oversight of its Tenant Work or (b) obtain Landlord’s prior approval for the selection of other mechanical, electrical, plumbing and structural engineers with respect to such Tenant Work, such approval not to be unreasonably withheld. In case of (b) above, Landlord may at its discretion require that Tenant engage and pay for the reasonable costs of a peer review by Landlord’s designated engineer to ensure operating consistency.

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3.2 Submission

Requirements:	a. Any Tenant performing Tenant Work shall, at the earliest possible time, furnish to the PM two full sets of plans and specifications describing such Tenant Work.

b. All such Plans shall be drafted in accordance with the Construction Drawing Requirements set out in the Building Standards Book.

c. The design manifested in the Plans will be reviewed by the Landlord and shall comply with the Tenant Interior Standards and the requirements of the Lease.

4.	PRECONSTRUCTION NOTIFICATION AND APPROVALS

4.1	Approval to Commence Work

a.	Tenant shall submit to Property Manager for approval in accordance with the Lease, the names of all prospective Contractors prior to any such Contractors entering the Property for the purpose of commencing Work.

b.	No Tenant Work shall be undertaken by any Contractor or Tradesperson unless and until all the matters set forth in Article 4.2 below have been received for the Tenant Work.

4.2	No Tenant Work shall be performed until each of the following has been provided to the Property Manager. In the event that Tenant proposes to change any of the following, the Property Manager shall be immediately notified of such change.

a.	Schedule for the work, indicating start and completion dates, any phasing and special working hours, and also a list of anticipated shutdowns of building systems. The schedule of the Tenant Work is subject to Landlord’s reasonable approval.

b.	List of all Contractors and Subcontractors, including addresses, telephone numbers, trades employed, and the union affiliation, if any, of each Contractor and Subcontractor.

c.	Names and telephone numbers of the supervisors of the work.

d.	Copies of all necessary governmental permits, licenses and approvals.

e.	Proof of current insurance, to the limits set out in Exhibit A to these Construction Rules and Regulations, naming Landlord and others so designated as an additional insured party.

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f.	Notice of the involvement of any Contractor in any ongoing or threatened labor dispute.

g.	To the extent required pursuant to the Lease, Payment, Performance and Lien Bonds from sureties acceptable to Landlord, in form acceptable to Landlord, naming Landlord as an additional obligee. (This requirement may be waived at the discretion of the Property Manager).

h.	Evidence that Tenant has made provision for written waivers of lien from all Contractors and suppliers of material to the extent such waivers are permitted pursuant to applicable law.

4.3	Reporting Incidents

All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant’s property shall be reported immediately to the Property Manager. A written report must follow within 24 hours.

5.	CONSTRUCTION SCHEDULE

5.1	Coordination

a.	All Tenant Work shall be carried out expeditiously and with minimum disturbance and disruption to the operation of the Building and without causing discomfort, inconvenience, or annoyance to any of the other tenants or occupants of the Building.

b.	All schedules for the performance of construction, including materials deliveries, must be coordinated through the Property Manager. The Property Manager shall have the right, without incurring any liability to any Tenant, to stop activities and/or to require rescheduling of Tenant Work being conducted in violation of these Rules and Regulations and/or the Lease.

c.	If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinklers and plumbing work, such work shall be supervised by a representative of Landlord. No Tenant Work will be performed in the Building’s mechanical or electrical equipment rooms without the supervision of a representative of Landlord, the cost of which shall be reimbursed by the Tenant.

5.2	Time Restrictions

a.	Subject to Paragraph 5.1 of these rules and regulations, general construction work will generally be permitted at all times, including during Regular Business Hours.

b.	Tenant shall provide the Property Manager with at least twenty-four (24) hours notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Property Manager during periods outside of Regular Business Hours. “Special Work” shall be defined as the following operations:

(1)	All utility disruptions, shutoffs and turnovers;

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(2)	Activities involving high levels of noise, including demolition, coring, drilling and ramsetting;

(3)	Activities resulting in excessive dust or odors, including demolition and spray painting.

c.	The delivery of construction materials to the Building, their distribution within the Building, and the removal of waste materials shall also be confined to periods outside Regular Business Hours, unless otherwise specifically permitted in writing by the Property Manager.

d.	If coordination, labor disputes or other circumstances reasonably require, the Property Manager may change the hours during which regular construction work can be scheduled.

e.	Security, when required by Landlord for Special Work, will be $45.00 per hour.

6.	CONTRACTOR PERSONNEL

6.1	Work in Harmony

a.	All Contractors shall be responsible for employing skilled and competent personnel and suppliers who shall abide by the rules and regulations herein set forth.

b.	Should a work stoppage or other labor dispute occur anywhere in or about the Building as a result of the presence, anywhere in the Building, of a Contractor engaged directly or indirectly by a Tenant, Landlord may require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein, until such time as the work stoppage or other labor dispute is resolved.

6.2	Conduct

a.	While in or about the Building, all Tradespersons shall perform in a dignified, quiet, courteous, and professional manner at all times. Tradespersons shall wear clothing suitable for their work and shall remain fully attired at all times. All Contractors will be responsible for their Tradespersons’ proper behavior and conduct.

b.	The Property Manager reserves the right to remove anyone who, or any Contractor which; is causing a disturbance to any tenant or occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord’s standards.

c.	There will be no smoking allowed inside the Building or at or near the front entrances.

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d.	The use of radios and similar devices shall only be permitted at the discretion of the PM, and then only at volumes that are not audible outside the confines of the immediate construction site.

6.3	Access

a.	All Contractors and Tradespersons shall contact the Property Manager prior to commencing work, to confirm work location and Building access, including elevator usage and times of operation.

b.	No Contractor or Tradesperson will be permitted to enter any private or public space in the Building, other than the Premises or the common areas of the Building necessary to give direct access to the premises of Tenant for which he has been employed, without the prior approval of the Property Manager.

c.	All Contractors and Tradespersons must obtain permission from the Property Manager prior to undertaking work in any space outside of the Tenant’s premises. This requirement includes ceiling spaces below the premises where any work required must be undertaken at the convenience of the affected Tenant and outside of Regular Business Hours. Contractors undertaking such work shall take all appropriate measures to protect the affected premises, and shall ensure that all removable items are reinstalled and all cleaning be completed prior to opening of the next business day.

d.	Contractors shall ensure that all furniture, equipment and accessories in areas potentially affected by any Tenant Work shall be adequately protected by means of drop cloths or other appropriate measures.

e.	Temporary access doors for tenant construction areas connecting with a public corridor will be to building standards, i.e., door, frame, hardware and lockset. A copy of the key will be furnished to the Property Manager.

6.4	Safety

a.	All Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including truck docks, elevators, lobbies and all other public areas which are used for access to the premises.

b.	All Contractors shall appoint a supervisor who shall be responsible for all safety measures, as well as for compliance with all applicable governmental laws, ordinances, rules and regulations such as, for example, “OSHA” and “Right-to-Know” legislation.

6.5	Parking

a.	Parking is not allowed in or near truck docks, in handicapped or fire access lanes, or any private ways in or surrounding the property. Vehicles so parked will be towed at the expense of the Contractor for whom the owner of such vehicle is employed.

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b.	The availability of parking in any authorized parking areas of the Building is limited. Use of such parking for Contractors and their personnel is restricted and must be arranged with and approved by the Property Manager.

7.	BUILDING MATERIALS

7.1	Delivery

All deliveries of construction materials shall be made at the predetermined times approved by the Property Manager and shall be effected safely and expeditiously only at designated loading areas.

7.2	Transportation in Building

a.	Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least amount of disruption to the operation of the Building as possible. Elevators will be assigned for material delivery and will be controlled by the Property Manager.

b.	Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported. Contractors shall continuously clean all such areas. Protective measures shall include runners over carpet, padding in elevators and any other measures determined by the Property Manager.

c.	Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Charges for such damage will be submitted by the Landlord directly to the Tenants Contractor.

7.3	Storage and Placement

a.	All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

b.	No flammable, toxic, or otherwise hazardous materials may be brought in or about the Building by any Contractor unless: (i) authorized by the Property Manager (if not customarily used in construction of Tenant Improvements), (ii) all applicable laws, ordinances, rules and regulations are complied with, and (iii) all necessary permits have been obtained. All necessary precautions shall be taken by the Contractor handling such materials against damage or injury caused by such materials.

c.	All materials required for the construction of the premises must comply with Building standards, must conform to the plans and specifications approved by Landlord, and must be installed in the locations shown on the drawings approved by the Landlord.

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d.	All construction activities and all Tenant Work shall be subject to reasonable inspection by PM or other Landlord Representative.

e.	No material alterations to approved plans will be made without prior knowledge and approval of the Property Manager. Such changes shall be documented on the as-built drawings required to be delivered to Landlord pursuant to Paragraph 10 of the rules and regulations.

f.	All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Property Manager.

g.	It is the responsibility of the Contractor to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access, and egress or in any other manner whatsoever.

h.	All existing and/or new openings made through the floor slab for piping, cabling, etc. must be fire stopped with a UL listed product approved by the Property Manager. All holes in the floor slab at abandoned floor outlets, etc. will be filled with solid concrete.

7.4	Salvage and Waste Removal

a.	All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors daily unless otherwise approved by the Property Manager. The Building’s trash compactor shall not be used for construction or other debris. For any demolition waste and debris, each Contractor must make arrangements with the Property Manager for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Property Manager, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenant engaging such Contractors.

b.	Contractors shall, prior to removing any item (including, without limitation, building standard doors, frames and hardware, light fixtures, ceiling diffusers, ceiling exhaust fans, sprinkler heads, fire horns, ceiling speakers and smoke detectors) from the Building, notify the Property Manager that it intends to remove such item. At the election of Property Manager, Contractors shall deliver any such items to the Property Manager. Such items will be delivered, without cost, to an area designated by the Property Manager which area shall be within the Building or the complex in which the Building is located.

8.	CONTRACTORS INSURANCE

Prior to commencing any Tenant Work, and throughout the performance of the Tenant Work, each Contractor shall obtain and maintain insurance in accordance with Exhibit A attached hereto. Each Contractor shall, prior to making entry into the Building provide Landlord with certificates that such insurance is in full force and effect.

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9.	SUBMISSIONS UPON COMPLETION

a.	Upon completion of any Tenant Work and prior to taking occupancy (if not previously occupied), Tenant shall submit to Landlord a permanent certificate of occupancy and final approval of any other governmental agencies having jurisdiction.

b.	A properly executed air balancing report, signed by a professional engineer, shall be submitted to Landlord upon completion of all mechanical work. Such report shall be subject to Landlord’s approval.

c.	Tenant shall submit to Landlord’s Representative a final “as-built” set of sepia drawings as well as electronic “as-built” drawings compatible with AutoCAD, as updated from time to time.

10

EXHIBIT A TO CONSTRUCTION RULES AND REGULATIONS

INSURANCE REQUIREMENTS FOR CONTRACTORS

When Tenant Work is to be done by Contractors in the Building, the Tenant authorizing such work shall be responsible for including tin the contract for such work the following insurance and indemnity requirements to the extent that they are applicable. Insurance certificates must be received prior to construction. Landlord shall be named as an additional insured party on all certificates.

INSURANCE

Each Contractor and each Subcontractor shall, until the completion of the Tenant Work in question, procure and maintain at its expense, the following insurance coverages with companies acceptable to Landlord in the following minimum limits:

Workers’ Compensation

(Including coverage for Occupational Disease)

Limit of Liability

Workers’ Compensation	Statutory Benefits

Employer’s Liability	$500,000

Comprehensive General Liability

(Including Broad Form Comprehensive Liability Enhancement, Contractual Liability assumed by the Contractor and the Tenant under Article 15.3 of the Lease and Completed Operations coverage).

Limit of Liability

Bodily Injury & Property Damage	$10,000,000 combined single limit

Comprehensive Automobile Liability

(including coverage for Hired and Non-owned Automobiles)

Limit of Liability

Bodily Injury & Property Damage	$1,000,000 per occurrence

Forest City Management will provide you with a current list of additional insureds.

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SUPPLEMENT TO RULES AND REGULATIONS FOR

DESIGN CONSTRUCTION OF TENANT WORK

FACT SHEET FOR INSERT

1.	PROPERTY MANAGER’S OFFICE

	CONTACT(S):	Jay Kiely (or designee)

	LOCATION:	FC-Management

38 Sidney Street

Cambridge, MA 02139

	TELEPHONE NUMBER:	617-914-2587

2.	PERSONNEL, MATERIAL AND EQUIPMENT ACCESS

	LOCATION OF LOADING DOCK:	Rear of Building, Blanche Street

	NORMAL HOURS OF ACCESS:	7:30AM – 6:00PM

	ENTRANCES NOT AVAILABLE:	All building lobbies.

3.	USE OF ELEVATORS

	LOCATION OF ELEVATORS:	Specific locations of service elevators will be pointed out by the building staff.

	NORMAL HOURS OF OPERATION:	7:30AM – 6:000PM

	ELEVATORS NOT AVAILABLE:	All passenger elevators.

4.	SPECIAL CONDITIONS AND PRECAUTIONS

64 Sidney Street is a no smoking building. Therefore, smoking will not be allowed inside the building or at or near the front entrance.

Contractors, Sub Contractors, Design Personnel may be required to sign in and out of the property. This procedure will be at the Property Manager’s discretion.

Delivery of Tenant specialty equipment that is unable to fit onto the freight elevators will need to be coordinated with the Property Manager.

12

EXHIBIT H

FORM OF NON-DISTURBANCE AND ATTORNMENT AGREEMENT WITH MIT

Non-Disturbance Agreement

Agreement dated as of                              , 201(this “Agreement”), by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts educational corporation chartered by Massachusetts law (the “Ground Lessor”), UP 64 SIDNEY STREET, LLC, a Delaware limited liability company (“Landlord”) and                                , a                                  corporation (“Tenant”).

BACKGROUND

Ground Lessor and Landlord are parties, as landlord and tenant respectively, to a Construction and Lease Agreement (“Ground Lease”), dated April 20, 1986 and more particularly described on Exhibit A attached hereto, for certain real property located at 64 Sidney Street in Cambridge, Massachusetts, a legal description of which is set forth on Exhibit B attached hereto (“Land”). Landlord has constructed a building (the “Building”) on the Land. Tenant has entered into a lease dated as of                         , 2017 (“Lease”) with Landlord for certain premises in the Building (“Premises”), the Premises being more particularly described in the Lease.

AGREEMENTS

1.	Non-Disturbance. If the Ground Lease is terminated, for any reason, Ground Lessor shall not disturb Tenant in Tenant’s possession of the Premises and without any hindrance or interference from the Ground Lessor, shall permit Tenant peaceably to hold and enjoy the Premises for the remainder of the unexpired term of the Lease, together with any extension periods provided for therein, upon and subject to the same terms, covenants and conditions as are contained in the Lease, and shall recognize the Lease as modified hereby. The foregoing is on the condition that Tenant is not in default under the Lease beyond any applicable notice and grace periods contained in the Lease.

2.	Attornment. Tenant hereby agrees that if the Ground Lease is terminated for any reason, Tenant shall attorn to Ground Lessor and shall be liable to and recognize Ground Lessor as Landlord under the Lease for the balance of the term of the Lease upon and subject to all of the terms and conditions thereof. In such case, upon receipt of notice from Ground Lessor setting forth the effective date of the termination of the Ground Lease, Tenant shall pay to the Ground Lessor all obligations required to be paid and performed by Tenant under the Lease arising after the date of termination. The Lease shall continue in full force and effect as a direct lease between Ground Lessor and Tenant.

3.

Additional Conditions. Tenant agrees that Ground Lessor shall not be: (i) liable for any act or omission of any person or party who may be landlord under the Lease prior to any termination of the Ground Lease (“Prior Landlord”); (ii) subject to any offsets or defenses which Tenant might have against Prior Landlord; (iii) bound by any prepayment of rent or additional rent, or any other charge which Tenant might have paid to Prior Landlord for more than the then current month (other than a bona fide security deposit paid by Tenant to Landlord under the Lease, estimated monthly payments made on account of additional rent as and when required to be made pursuant to the provisions of the Lease, or other rent, additional rent or charges which have been received by Ground Lessor); and (iv) bound by any amendment, modification or termination of the Lease made without Ground Lessor’s express agreement when such agreement is required under the Ground Lease. Tenant additionally agrees with Ground Lessor that Tenant shall not enter into any assignment of the Lease or sublease of all or any part of the Premises in cases where Landlord’s consent is required thereto, unless Ground Lessor shall have also given its consent thereto, which consent shall not be unreasonably withheld or delayed. Nothing herein, however, shall constitute a waiver of Tenant’s rights as against such individual or entity which is the landlord under the Lease as of the time of any event or circumstances which may give rise to a claim of the Tenant against such individual or entity. In addition, nothing herein shall relieve any successor landlord under the Lease from its obligation to comply with those obligations of a Landlord under the Lease during the period for which it is the owner of the Landlord’s interest in the Lease.

4.	Landlord’s Defaults. Tenant hereby agrees that, if Tenant provides Landlord with any notice of default or claimed default on the part of Landlord under the Lease, Tenant shall concurrently therewith send a copy of such notice to Ground Lessor. In such event, Ground Lessor shall be permitted (but not obligated) to cure any such default within the period of time allotted thereto in the Lease. If Landlord shall fail to cure such default within the period of time allocated thereto in the Lease (or, if Landlord shall not within such time period have commenced diligent efforts to remedy a default that cannot be fully cured within such time period) then Tenant shall provide Ground Lessor with notice of such failure. Upon receipt of such notice of Landlord’s failure to cure, Ground Lessor shall be granted an additional thirty (30) days during which it shall be permitted (but not obligated) to cure such default. In the case of a default, which cannot with diligence be remedied by Ground Lessor within thirty (30) days, Ground Lessor shall have such additional period of time as may be reasonably necessary in order for Ground Lessor to remedy such default with diligence and continuity of effort, provided that Ground Lessor has commenced to cure such default within such thirty (30) day period.

5.	Notices. Duplicates of all notices delivered by any party to another party and required by this Agreement shall be delivered concurrently to all other parties to this Agreement. All notices shall be written, delivered by certified or registered mail, and sent, if to Ground Lessor, to 238 Main Street, Suite 200, Cambridge, Massachusetts 02142, Attention: Managing Director, Real Estate, if to Tenant to , Attention: , and if to Landlord to c/o Forest City Realty Trust, Inc., 38 Sidney Street, Cambridge, MA 02139-4234, Attention: Asset Manager, or such addresses as may, from time to time, be set forth in notices to the other parties hereunder.

6.	Exculpation of Ground Lessor. Ground Lessor shall not be personally liable hereunder. Tenant agrees to look to Ground Lessor’s interest in the Land and Building only for satisfaction of any claim against Ground Lessor hereunder.

7.	Successors and Assigns. This Agreement shall bind Tenant, its successors and assigns, and shall benefit Tenant and only such successor and assigns of Tenant as are permitted by the Lease and shall bind and benefit Ground Lessor and its successors and assigns (provided that after transfer of Ground Lessor’s entire interest in the Land to another party, Ground Lessor shall have no liability for any act or omission of such party) and shall bind and benefit Landlord and its successors and assigns.

2

EXECUTED as an instrument under seal as of the date set forth above.

GROUND LESSOR:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:

Name:

Title:

TENANT:

By:

Name:

Title:

By:

Name:

Title:

LANDLORD:

UP 64 SIDNEY STREET, LLC a Delaware limited liability company

By:
Name:
Title:

3

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss:
COUNTY OF MIDDLESEX	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared the MASSACHUSETTS INSTITUTE OF TECHNOLOGY, by                                     , its                                                   , who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed and the free act and deed of said corporation.

IN TESTIMONY HEREOF, I set my hand and official seal at Cambridge, this              day of                         , 201    .

Notary Public
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss:
COUNTY OF	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared the above-named                                         , by                                      who acknowledged that he/she did sign the foregoing instrument and that the same is his/her free act and deed and the free act and deed of said corporation.

IN TESTIMONY HEREOF, I set my hand and official seal at                                 , this              day of                         , 201    .

Notary Public
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss:
COUNTY OF MIDDLESEX	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared the above-named UP 64 SIDNEY STREET, LLC, by Michael Farley, Managing Member, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed and the free act and deed of said corporation on behalf of said limited partnership.

IN TESTIMONY HEREOF, I set my hand and official seal at Cambridge, this              day of                             , 2017.

Notary Public
My Commission Expires:

4

EXHIBIT A TO MIT FORM OF NDA

Description of Ground Lease

EXHIBIT B TO MIT FORM OF NDA

Legal Description

EXHIBIT I

APPROVED FORM OF SUBORDINATION,

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

OF THE MORTGAGEE

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation with offices at 730 Third Avenue, New York, New York 10017 (“Lender”) and                         , a [an] [individual] name of state [corporation] [limited liability company] [general partnership] [limited partnership] [d/b/a/             ] with its principal place of business at                          (“Tenant”).

RECITALS:

A. Lender has made or is about to make a loan (together with all advances and increases, the “Loan”) to                        ,a [an] [individual] [corporation] [limited company] [general partnership] [limited partnership] (“Borrower”).

B. Borrower, as landlord, and Tenant have entered into a lease dated                      as amended by amendments dated                                  (the “Lease”) which leased to Tenant [Suite No.         ] [Floor         ] [Store No.             ] (the “Leased Space”) located in the Property (defined below).

C. The Loan is or will be secured by the [Open-End] Mortgage, Assignment of Leases and Rents, Fixture Filing Statement and Security Agreement recorded or to be recorded in the official records of the County of                 , State or Commonwealth of                  (together with all advances, increases, amendments or consolidations, the “Mortgage”) and the Assignment of Leases and Rents recorded or to be recorded in such official records (together with all amendments or consolidations, the “Assignment”), assigning to Lender the Lease and all rent, additional rent and other sums payable by Tenant under the Lease (the “Rent”).

D. The Mortgage encumbers the real property, improvements and fixtures located at                          in the City of                         , County of                     , State or Commonwealth of                     , commonly known as                         , and described on Exhibit “A” (the “Property”).

IN CONSIDERATION of the mutual agreements contained in this Agreement, Lender and Tenant agree as follows:

1. The Lease and all of Tenant’s rights under the Lease are and will remain subject and subordinate to the lien of the Mortgage and all of Lender’s rights under the Mortgage and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior consent.

2. This Agreement constitutes notice to Tenant of the Mortgage and the Assignment and, upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease.

3. Tenant does not have and will not acquire any right or option to purchase any portion of or interest in the Property.

4. Tenant and Lender agree that if Lender exercises its remedies under the Mortgage or the Assignment and if Tenant is not then in default under this Agreement and if Tenant is not then in default beyond any applicable grace and cure periods under the Lease:

(a) Lender will not name Tenant as a party to any judicial or non-judicial foreclosure or other proceeding to enforce the Mortgage unless joinder is required under applicable law but in such case Lender will not seek affirmative relief against Tenant, the Lease will not be terminated and Tenant’s possession of the Leased Space will not be disturbed;

(b) If Lender or any other entity (a “Successor Landlord”) acquires the Property through foreclosure, by other proceeding to enforce the Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), Tenant’s possession of the Leased Space will not be disturbed and the Lease will continue in full force and effect between Successor Landlord and Tenant; and

(c) If, notwithstanding the foregoing, the Lease is terminated as a result of a Foreclosure, a lease between Successor Landlord and Tenant will be deemed created, with no further instrument required, on the same terms as the Lease except that the term of the replacement lease will be the then unexpired term of the Lease. Successor Landlord and Tenant will execute a replacement lease at the request of either.

5. Upon Foreclosure, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term. Tenant’s attornment will be self-operative with no further instrument required to effectuate the attornment except that at Successor Landlord’s request, Tenant will execute instruments reasonably satisfactory to Successor Landlord confirming the attornment.

6. Successor Landlord will not be:

(a) liable for any act or omission of any prior landlord under the Lease occurring before the date of the Foreclosure except for repair and maintenance obligations of a continuing nature imposed on the landlord under the Lease;

(b) required to credit Tenant with any Rent paid more than one month in advance or for any security deposit unless such Rent or security deposit has been received by Successor Landlord;

(c) bound by any amendment, renewal or extension of the Lease that is inconsistent with the terms of this Agreement or is not in writing and signed both by Tenant and landlord;

(d) bound by any reduction of the Rent unless the reduction is in connection with an extension or renewal of the Lease at prevailing market terms or was made with Lender’s prior consent;

(e) bound by any reduction of the term1 of the Lease or any termination, cancellation or surrender of the Lease unless the reduction, termination, cancellation or surrender occurred during the last 6 months of the term or was made with Lender’s prior consent;

(f) bound by any amendment, renewal or extension of the Lease entered into without Lender’s prior consent if the Leased Space represents 50% or more of the net rentable area of the building in which the Leased Space is located;

(g) [INCLUDE ONLY FOR SHOPPING CENTER LEASES] bound by any amendment, renewal or extension of the Lease entered into without Lender’s prior consent, if Tenant is a major department store or anchor tenant;

[1]	For purposes of this subparagraph “the term of the Lease” includes any renewal term after the right to renew has been exercised.

(h) subject to any credits, offsets, claims, counterclaims or defenses that Tenant may have that arose prior to the date of the Foreclosure or liable for any damages Tenant may suffer as a result of any misrepresentation, breach of warranty or any act of or failure to act by any party other than Successor Landlord;

(i) bound by any obligation to make improvements tothe Property, including the Leased Space, to make any payment or give any credit or allowance to Tenant provided for in the Lease or to pay any leasing commissions arising out of the Lease, except that Successor Landlord will be bound to comply with the casualty and condemnation restoration provisions included in the Lease provided that Successor Landlord receives the insurance or condemnation proceeds; or

(j) liable for obligations under the Lease with respect to any off-site property or facilities for the use of Tenant (such as off-site leased space or parking) unless Successor Landlord acquires in the Foreclosure the right, title or interest to the off-site property.

7. Lender will have the right, but not the obligation, to cure any default by Borrower, as landlord, under the Lease. Tenant will notify Lender of any default that would entitle Tenant to terminate the Lease or abate the Rent and any notice of termination or abatement will not be effective unless Tenant has so notified Lender of the default and Lender has had a 30-day cure period (or such longer period as may be necessary if the default is not susceptible to cure within 30 days) commencing on the latest to occur of the date on which (i) the cure period under the Lease expires; (ii) Lender receives the notice required by this paragraph; and (iii) Successor Landlord obtains possession of the Property if the default is not susceptible to cure without possession.

8. All notices, requests or consents required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at the address set forth above.

9. Any claim by Tenant against Successor Landlord under the Lease or this Agreement will be satisfied solely out of Successor Landlord’s interest in the Property and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord.

10. This Agreement is governed by and will be construed in accordance with the laws of the state or commonwealth in which the Property is located.

11. Lender and Tenant waive trial by jury in any proceeding brought by, or counterclaim asserted by, Lender or Tenant relating to this Agreement.

12. If there is a conflict between the terms of the Lease and this Agreement, the terms of this Agreement will prevail as between Successor Landlord and Tenant.

13. This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

14. This Agreement contains the entire agreement between Lender and Tenant with respect to the subject matter of this Agreement, may be executed in counterparts that together constitute a single document and may be amended only by a writing signed by Lender and Tenant.

15. [INCLUDE ONLY IN SNDA’S SIGNED POST-CLOSING] Tenant certifies that: the Lease represents the entire agreement between the landlord under the Lease and Tenant regarding the Leased Space; the Lease is in full force and effect; neither party is in default under the Lease beyond any applicable grace and cure periods and no event has occurred which with the giving of notice or passage of time would constitute a default under the Lease; Tenant has entered into occupancy and is open and conducting business in the Leased Space; and all conditions to be performed to date by the landlord under the Lease have been satisfied.

IN WITNESS WHEREOF, Lender and Tenant have executed and delivered this Agreement as of                     , 20        .

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, a New
York corporation

By:

Name:
Title:

Insert Name of Tenant , a [an] [individual] [corporation] [limited liability company] [general partnership] [limited partnership] [d/b/a/ ].

By:
Name:
Title:

[OBSERVE ALL STATE SPECIFIC REQUIREMENTS FOR EXECUTION

OF A RECORDABLE DOCUMENT AND ADD STATE-APPROVED

FORMS OF ACKNOWLEDGEMENT]

ACKNOWLEDGMENT

State of

County of

On this the          day of                     , 20         before me, the undersigned officer, personally appeared                                  who acknowledged himself to be the                         I of                                              , a corporation, and that he, as such                                               being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as                                     .

In witness whereof I hereunto set my hand and official seal.

Title of Officer

EXHIBIT A to Form of TIAA SNDA Exhibit

Property Description